EXHIBIT 13.1

TC Energy Corporation
2021 Annual information form
February 14, 2022

TC Energy Annual information form 2021 | 1

Presentation of information
Throughout this Annual information form (AIF), the terms, we, us, our, the Company and TC Energy mean TC Energy Corporation and its subsidiaries. In particular, TC Energy includes references to TransCanada PipeLines Limited (TCPL). The term subsidiary, when referred to in this AIF, with reference to TC Energy means direct and indirect wholly-owned subsidiaries of, and legal entities controlled by, TC Energy or TCPL, as applicable.
Unless otherwise noted, the information contained in this AIF is given at or for the year ended December 31, 2021 (Year End). Amounts are expressed in Canadian dollars, unless otherwise indicated. Information in relation to metric conversion can be found at Schedule A to this AIF. The Glossary found at the end of this AIF contains certain terms defined throughout this AIF and abbreviations and acronyms that may not otherwise be defined in this document.
Certain portions of TC Energy's management's discussion and analysis dated February 14, 2022 (MD&A) are incorporated by reference into this AIF as stated below. The MD&A can be found on SEDAR (www.sedar.com) under TC Energy's profile.
Financial information is presented in accordance with United States (U.S.) generally accepted accounting principles (GAAP). We use certain financial measures that do not have any standardized meaning under GAAP and therefore they may not be comparable to similar measures presented by other entities. Refer to the About this document – Non-GAAP measures section of the MD&A for more information about the non-GAAP measures we use and a reconciliation to their GAAP equivalents, which section of the MD&A is incorporated by reference herein.
Forward-looking information
This AIF, including the MD&A disclosure incorporated by reference herein, contains certain information that is forward looking and is subject to important risks and uncertainties. We disclose forward-looking information to help the reader understand management’s assessment of our future plans and financial outlook and our future prospects overall.
Statements that are forward looking are based on certain assumptions and on what we know and expect today and generally include words like anticipate, expect, believe, may, will, should, estimate or other similar words.
Forward-looking statements included or incorporated by reference in this AIF include information about the following, among other things:
•our financial and operational performance, including the performance of our subsidiaries
•expectations about strategies and goals for growth and expansion, including acquisitions
•expected cash flows and future financing options available, including portfolio management
•expected dividend growth
•expected access to and cost of capital
•expected costs and schedules for planned projects, including projects under construction and in development
•expected capital expenditures, contractual obligations, commitments and contingent liabilities
•expected regulatory processes and outcomes
•statements related to our GHG emissions reduction goals
•expected outcomes with respect to legal proceedings, including arbitration and insurance claims
•the expected impact of future tax and accounting changes
•expected industry, market and economic conditions
•the expected impact of COVID-19.
Forward-looking statements do not guarantee future performance. Actual events and results could be significantly different because of assumptions, risks or uncertainties related to our business or events that happen after the date of this AIF.
2 | TC Energy Annual information form 2021

Our forward-looking information is based on the following key assumptions, and subject to the following risks and uncertainties:
Assumptions
•realization of expected benefits from acquisitions, divestitures and energy transition
•regulatory decisions and outcomes
•planned and unplanned outages and the use of our pipeline, power and storage assets
•integrity and reliability of our assets
•anticipated construction costs, schedules and completion dates
•access to capital markets, including portfolio management
•expected industry, market and economic conditions
•inflation rates and commodity prices
•interest, tax and foreign exchange rates
•nature and scope of hedging
•expected impact of COVID-19.
Risks and uncertainties
•realization of expected benefits from acquisitions and divestitures
•our ability to successfully implement our strategic priorities and whether they will yield the expected benefits
•our ability to implement a capital allocation strategy aligned with maximizing shareholder value
•the operating performance of our pipeline, power and storage assets
•amount of capacity sold and rates achieved in our pipeline businesses
•the amount of capacity payments and revenues from our power generation assets due to plant availability
•production levels within supply basins
•construction and completion of capital projects
•cost and availability of labour, equipment and materials
•the availability and market prices of commodities
•access to capital markets on competitive terms
•interest, tax and foreign exchange rates
•performance and credit risk of our counterparties
•regulatory decisions and outcomes of legal proceedings, including arbitration and insurance claims
•our ability to effectively anticipate and assess changes to government policies and regulations, including those related to the environment and COVID-19
•our ability to realize the value of tangible assets and contractual recoveries, including those specific to the Keystone XL pipeline project
•competition in the businesses in which we operate
•unexpected or unusual weather
•acts of civil disobedience
•cyber security and technological developments
•ESG related risks
•impact of energy transition on our business
•economic conditions in North America as well as globally
•global health crises, such as pandemics and epidemics, including COVID-19 and the unexpected impacts related thereto.
You can read more about these factors and others in the MD&A and in other reports we have filed with Canadian securities regulators and the SEC.
As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking statements due to new information or future events, unless we are required to by law.
TC Energy Annual information form 2021 | 3

TC Energy Corporation
CORPORATE STRUCTURE
Our head office and registered office are located at 450 – 1 Street S.W., Calgary, Alberta, T2P 5H1. TC Energy was incorporated pursuant to the provisions of the Canada Business Corporations Act (CBCA) on February 25, 2003 in connection with a plan of arrangement with TCPL (Arrangement), which established TC Energy as the parent company of TCPL. The Arrangement was approved by TCPL common shareholders on April 25, 2003 and, following court approval and the filing of Articles of Arrangement, the Arrangement became effective on May 15, 2003. TCPL continues to carry on business as the principal operating subsidiary of TC Energy. TC Energy does not hold any material assets directly other than the common shares of TCPL and receivables from certain of TC Energy's subsidiaries.
INTERCORPORATE RELATIONSHIPS
The following diagram presents the name and jurisdiction of incorporation, continuance or formation of TC Energy’s principal subsidiaries as at Year End. Each of the subsidiaries shown has total assets that exceeded 10 per cent of the consolidated assets of TC Energy as at Year End or revenues that exceeded 10 per cent of the consolidated revenues of TC Energy as at Year End. TC Energy beneficially owns, controls or directs, directly or indirectly, 100 per cent of the voting shares or units in each of these subsidiaries.

TC Energy Corporation Canada TransCanada PipeLines Limited Canada TransCanada PipeLine USA Ltd. Nevada TransCanada American Investments Ltd. Delaware TransCanada Oil Pipelines Inc. Delaware Columbia Pipeline Group, Inc. Delaware Columbia Gas Transmission, LLC Delaware NOVA Gas Transmission Ltd. Alberta 701671 Alberta Ltd.[1] Alberta TransCanada Mexican Investments Ltd.[1] Alberta[1]

The above diagram does not include all of the subsidiaries of TC Energy. The total assets and revenues of excluded subsidiaries in the aggregate did not exceed 20 per cent of the consolidated assets of TC Energy as at Year End or consolidated revenues of TC Energy as at Year End.
1 701671 Alberta Ltd. and TransCanada Mexican Investments Ltd. assets and revenues do not exceed 10 per cent of the total consolidated assets or revenues of TC Energy but have been included to meet the total consolidated revenues and assets criteria of excluded subsidiaries threshold of less than 20 per cent.
4 | TC Energy Annual information form 2021

General development of the business
We operate in three core businesses – Natural Gas Pipelines, Liquids Pipelines and Power and Storage. In order to provide information that is aligned with how management decisions about our businesses are made and how performance of our businesses is assessed, our results are reflected in five operating segments: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Storage. We also have a Corporate segment consisting of corporate and administrative functions that provide governance, financing and other support to TC Energy's business segments.
Natural Gas Pipelines and Liquids Pipelines are principally comprised of our respective natural gas and liquids pipelines in Canada, the U.S. and Mexico, as well as our regulated natural gas storage operations in the U.S.
Power and Storage includes our power operations and our unregulated natural gas storage business in Canada.
Summarized below are significant developments that have occurred in our Natural Gas Pipelines, Liquids Pipelines and Power and Storage businesses, respectively, and certain acquisitions, dispositions, events or conditions which have had an influence on those developments, during the last three financial years and year to date in 2022. Further information about developments in our business, including changes that we expect will occur in 2022, can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Storage sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
TC Energy Annual information form 2021 | 5

NATURAL GAS PIPELINES
Developments in the Canadian Natural Gas Pipelines Segment

Date	Description of development
CANADIAN REGULATED PIPELINES
NGTL System - 2021 and 2022 Expansion Programs
2019
We pursued applications to the CER (formerly the NEB, see the Business of TC Energy - Regulation of Natural Gas Pipelines and Liquids Pipelines section below) on two expansion programs within our natural gas gathering and transportation system for the WCSB (NGTL System): (1) the NGTL System 2021 Expansion Program (2021 Expansion Program); and (2) the NGTL System 2022 Expansion Program (2022 Expansion Program).

2020	The 2021 Expansion Program application was concluded in fourth quarter 2020. We received regulatory approval of the 2021 Expansion Program and began progressing construction activities.
2021
Construction activities on the 2021 Expansion Program continue to progress with approximately $0.9 billion in facilities placed in service to date. The program, with a total estimated capital cost of $3.2 billion, consists of 345 km (217 miles) of new pipeline, three compressor units and associated facilities. Final completion of the program is expected in second quarter 2022.
In 2021, we received regulatory approval for the 2022 Expansion Program. With an estimated capital cost of $1.2 billion, the 2022 Expansion Program consists of approximately 166 km (103 miles) of new pipeline, one new compressor unit and associated facilities and will provide incremental capacity of approximately 773 TJ/d (722 MMcf/d) to meet firm-receipt and intra-basin delivery requirements with eight-year terms. Construction activities began in September 2021 with anticipated in-service dates commencing in fourth quarter 2022.

2023 NGTL System Intra-Basin Expansion
2020
In 2020, we approved the NGTL System Intra-Basin Expansion, subject to required regulatory approval, for a contracted incremental intra-basin delivery capacity of 331 TJ/d (309 MMcf/d) for 15-year terms at an estimated capital cost of $0.9 billion.

2021
In 2021, we received regulatory approval to construct and operate the NGTL System Intra-Basin Expansion Program, consisting of 23 km (14 miles) of new pipeline and two new compressor stations and is underpinned by approximately 255 TJ/d (238 MMcf/d) of new firm-service contracts with 15-year terms. Based on the outcome of the 2021 Capacity Optimization Open Season, changes in expected supply have reduced the scope of the program which now has an estimated capital cost of $0.6 billion. The NGTL System Intra-Basin Expansion is expected to be placed in service commencing in 2023.

NGTL System/Foothills West Path Delivery Program
2019
In 2019, we approved the West Path Delivery Program, an expansion of the NGTL System and Foothills pipeline system for contracted incremental export capacity on the Gas Transmission Northwest pipeline system (GTN System), subject to regulatory approval.

2020	We filed applications to construct and operate certain of the associated facilities with an estimated capital cost of $0.8 billion and received CER approval to construct and operate $0.2 billion of such facilities.
2021
The Canadian portion of the expansion program has an estimated capital cost of $1.2 billion as a result of refined cost estimates and increased construction costs and consists of approximately 107 km (66 miles) of pipeline and associated facilities with in-service dates in fourth quarter 2022 and fourth quarter 2023. The program is underpinned by approximately 275 TJ/d (258 MMcf/d) of new firm-service contracts with terms that exceed 30 years. Regulatory approvals to construct and operate $0.4 billion of the facilities have been received and applications for the remaining facilities have been submitted with approvals anticipated in first and fourth quarter 2022.

NGTL System - North Montney Mainline (NMML)
2019
In March 2019, the NGTL System Rate Design and Services Application was filed with the NEB which addressed rate design, terms and conditions of service for the NGTL System and a tolling methodology for the NMML.

2020
In March 2020, the CER issued a decision approving all elements of the NGTL System Rate Design and Services Application as filed. In January 2020, the $1.1 billion Aitken Creek section of the North Montney project was placed into service with the final section of the project, Kahta South, placed into service in May 2020. All compressor stations, pipeline sections and 11 of the 13 meter stations are complete and operational.

2021	In 2021, the final two meter stations were placed in service.
6 | TC Energy Annual information form 2021

Date	Description of development
NGTL System - Revenue Requirement Settlements
2019
During 2019, the NGTL System operated under the 2018-2019 Revenue Requirement Settlement (2018-2019 Settlement), which was approved by the NEB in June 2018. The 2018-2019 Settlement, which fixed ROE at 10.1 per cent on 40 per cent deemed common equity and increased the composite depreciation rate from 3.18 per cent to 3.45 per cent, expired on December 31, 2019.

2020
Following the expiration of the 2018-2019 Settlement, the NGTL System operated under interim tolls until, in August 2020, the CER approved the NGTL System's 2020-2024 Revenue Requirement Settlement Application. Effective January 1, 2020, the NGTL System is operating under the 2020-2024 Revenue Requirement Settlement (2020-2024 Settlement) which includes an ROE of 10.1 per cent on 40 per cent deemed common equity. This settlement provides the NGTL System the opportunity to increase depreciation rates if tolls fall below specified levels and an incentive mechanism for certain operating costs where variances from projected amounts are shared with our customers.

Canadian Mainline - Long-Term Fixed-Price Services
2019
In January 2019, we filed an application with the NEB for approval of 670 TJ/d (625 MMcf/d) of new 15-year natural gas transportation contracts to provide customers with transportation services from the WCSB on the Canadian Mainline. This application was approved in May 2019 resulting in associated enhancements to the Canadian Mainline at a capital cost of $104 million.

Canadian Mainline Settlement
2019 - 2020
In March 2019, the NEB approved the tolls as filed in the January 2019 compliance filing related to the Canadian Mainline toll review, which was completed by the NEB in December 2018. In 2019 and 2020, the Canadian Mainline operated under the terms of the 2015-2030 Tolls Application, which was approved in 2014 and expired on December 31, 2020. The terms of the 2015-2030 Tolls Application included an ROE of 10.1 per cent on deemed common equity of 40 per cent.

2020	In April 2020, the CER approved a six-year unanimously supported negotiated settlement (2021-2026 Mainline Settlement) between the Canadian Mainline, its customers and other stakeholders.
2021	Effective January 1, 2021, the Canadian Mainline is operating under the 2021-2026 Mainline Settlement which includes an approved ROE of 10.1 per cent on 40 per cent deemed common equity and an incentive to decrease costs and increase revenues on the pipeline under a beneficial sharing mechanism with our customers.
LNG PIPELINE PROJECTS
Coastal GasLink
2019
In response to a previous legal proceeding challenging the BCEAO's jurisdiction over the pipeline project in July 2019, the NEB issued its decision affirming provincial jurisdiction for Coastal GasLink. In addition, in December 2019, the B.C. Supreme Court granted the project an interlocutory injunction confirming the legal right to pursue its permitted and authorized activities through to completion.

2020
In May 2020, we completed the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership (Coastal GasLink LP). As part of the transaction, we were contracted by Coastal GasLink LP to construct and operate the pipeline. Effective with closing, we commenced recognition of development fee revenue earned during the construction of the pipeline for management and financial services provided and began accounting for our remaining 35 per cent investment using equity accounting. In conjunction with the equity sale, Coastal GasLink LP entered into project-level credit facilities which will fund the majority of the construction costs of Coastal GasLink. Due to COVID-19, in December 2020, the British Columbia Provincial Health Officer issued an order restricting the number of workers on site for industrial projects in the Northern Health Authority region of British Columbia. Industrial projects must submit restart plans to the Provincial Health Officer detailing steps to resume site work. Coastal GasLink LP has worked with the provincial health authorities to safely resume construction activities in accordance with the objectives and timelines defined in the order.

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Date	Description of development
2021
The project is currently more than 59 per cent complete. The entire route has been cleared, grading is more than 70 per cent complete and more than 240 km (149 miles) of pipeline has been installed, with reclamation activities underway in many areas. As a result of scope changes, previous permit delays compared to the original construction schedule and the impacts from COVID-19, including a health order issued by the British Columbia Provincial Health Officer restricting the number of workers on site from late December 2020 until mid-April 2021, we continue to expect project costs to increase significantly along with a delay to project completion compared to the original project cost and schedule. Coastal GasLink has sought to mitigate cost increases and schedule delays and will continue to do so. Coastal GasLink is in dispute with LNG Canada with respect to the recognition of certain costs and the impacts on schedule; however, the parties are in active and constructive discussions toward a resolution of this matter. We do not expect any suspension of construction activities while discussions continue. The ultimate level of debt financing and the amounts to be contributed as equity by Coastal GasLink LP partners, including us, will be determined by the substance of a resolution with LNG Canada. During this time, in addition to using funds from its $6.8 billion project-level credit facility and the recovery of construction carrying costs from LNG Canada, construction is also being funded in part by a subordinated demand revolving facility with TC Energy which has a current capacity of $500 million and provides the project with additional short-term funding and financial flexibility. At December 31, 2021, $1 million was outstanding on this revolving facility. In fourth quarter 2021, as a further interim measure, TC Energy executed a subordinated loan agreement to provide additional temporary financing to the project, if necessary, of up to $3.3 billion as a bridge to a required increase in the $6.8 billion project-level financing to fund incremental costs. This financing will be provided through a combination of interest-bearing loans and loans that are subject to a return to TC Energy under certain conditions at the time the final cost of the project is determined. At December 31, 2021, $238 million was outstanding on these loans.

8 | TC Energy Annual information form 2021

Developments in the U.S. Natural Gas Pipelines Segment

Date	Description of development
U.S. NATURAL GAS PIPELINES - COLUMBIA PIPELINE GROUP
Sale of Columbia Midstream Assets
2019
In August 2019, we finalized the sale of certain Columbia Midstream assets to UGI Energy Services, LLC for proceeds of approximately US$1.3 billion, before post-closing adjustments. The sale resulted in a pre-tax gain of $21 million ($152 million after-tax loss), which included the release of $595 million of Columbia goodwill allocated to these assets that is not deductible for income tax purposes. This sale did not include any interest in Columbia Energy Ventures Company, which is our minerals business in the Appalachian basin.

Columbia Gas Transmission, LLC (Columbia Gas) - Mountaineer XPress
2019
The Mountaineer XPress project was phased into service over first quarter 2019. The project was designed to transport supply from the Marcellus and Utica shale plays to points along the system and to the Leach interconnect with Columbia Gulf. The project consists of 275 km (171 miles) of 36-inch greenfield pipeline, 10 km (six miles) of 24-inch lateral pipeline, 0.6 km (0.4 miles) of 30-inch replacement pipeline, 114.1 MW (153,000 hp) of greenfield compression and 55.9 MW (75,000 hp) of brownfield compression. Project costs were revised upwards to US$3.6 billion reflecting the impact of delays of various regulatory approvals from the FERC and other agencies, increased contractor construction costs due to unusually high demand for construction resources in the region, unusually high instances of inclement weather throughout construction, and modifications to contractor work plans to mitigate construction delays associated with these impacts.

Columbia Gas Section 4 Rate Case
2020
Columbia Gas filed a Section 4 rate case with FERC in July 2020 requesting an increase to its maximum transportation rates effective February 1, 2021, subject to refund upon completion of the rate proceeding.

2021
In July 2021, Columbia Gas notified FERC that it reached a settlement-in-principle with its customers addressing all remaining issues in the case, including but not limited to the resolution of rates and continuation of Columbia Gas's modernization program. In October 2021, Columbia Gas filed its settlement with FERC, and is now awaiting approval, with 2021 revenues expected to be generally consistent with estimates recorded to date. In December 2021, the presiding Administrative Law Judge recommended the settlement for approval and certified it as uncontested to FERC for its review and approval. While there is no timeframe in which FERC must act on the settlement, in line with other recent rate case settlement approval timelines, we expect to receive approval of the settlement in early 2022.

Columbia Gas - VR Project
2021
In July 2021, we approved the VR Project, a delivery market project on Columbia Gas that will replace and upgrade certain facilities while reducing emissions along portions of the Columbia Gas pipeline system in principal delivery markets. The enhanced facilities are expected to improve reliability of the system and allow for additional transportation services to address growing demand under long-term contracts while reducing direct carbon dioxide (CO2e) emissions. The estimated US$0.7 billion project is targeted to be placed in service during the second half of 2025. The VR Project is subject to customary conditions precedent and normal-course regulatory approvals.

Columbia Gas - Modernization II
2018 - 2020
Columbia Gas and its customers entered into a settlement arrangement, approved by the FERC, which provides recovery and return on investment to modernize its system, improve system integrity, and enhance service reliability and flexibility. The Modernization II program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities, and improvements in control systems. The Modernization II program was approved for up to US$1.1 billion of work starting in 2018 and to be completed through 2020. As per the terms of the arrangement, facilities in service by October 31 of each year collect revenues effective February 1 of the following year until the arrangement is terminated upon new rates becoming effective once Columbia Gas files a Section 4 rate case under the Natural Gas Act. Capital spend on the Modernization II program was completed in fourth quarter 2020.

Columbia Gas - Modernization III
2021	Subject to FERC approval as part of the Columbia Gas uncontested rate settlement, Columbia Gas and its customers entered into a settlement arrangement (Modernization III) which provides recovery and return on investment to modernize its system, improve system safety, integrity, compliance and reliability. The Modernization III program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities, and improvements in control systems as well as projects designed to increase energy efficiency and reduce emissions. The program was approved for up to US$1.2 billion of work starting in 2021 and is to be completed through 2024. As per the terms of the arrangement, facilities in service by November 30 of each year collect revenues effective April 1 of the following year until the arrangement is terminated. New rates will become effective once Columbia Gas files a subsequent Section 4 rate case under the Natural Gas Act.
TC Energy Annual information form 2021 | 9

Date	Description of development
Columbia Gulf - Rate Settlement
2019
In December 2019, FERC approved the uncontested Columbia Gulf rate settlement which set new recourse rates for Columbia Gulf effective August 1, 2020 and instituted a rate moratorium through August 1, 2022.

Columbia Gulf - Gulf XPress
2019	The US$0.6 billion project was phased into service over first quarter 2019. The project is associated with the Mountaineer XPress expansion to move Appalachian supply to the Gulf Coast by the addition of seven greenfield mid-point compressor stations along the Columbia Gulf route.
Columbia Gulf - Louisiana XPress
2019
The Louisiana XPress project will connect supply directly to U.S. Gulf Coast LNG export markets with the addition of three greenfield mid-point compressor stations along Columbia Gulf. The FERC certificate for the Louisiana XPress project was filed in July 2019. Interim service for Louisiana XPress shippers commenced in November 2019. The estimated US$0.4 billion project is expected to be placed in service in 2022.

OTHER U.S. NATURAL GAS PIPELINES
ANR Pipeline Company (ANR Pipeline) - Grand Chenier XPress
2019	In July 2019, we approved the Grand Chenier XPress project which will connect supply directly to Gulf Coast LNG export markets with auxiliary enhancements at its existing Eunice Compressor Station, the addition of a mid-point compressor station, and a new point of delivery interconnection, meter and associated facilities along the ANR Pipeline. The FERC certificate for the project was filed in October 2019.
2021
Phase I of Grand Chenier XPress, an expansion project on ANR connecting supply directly to U.S. Gulf Coast LNG export facilities, went into service in April 2021. Phase II was placed in service in January 2022.

ANR Pipeline - Alberta XPress
2020
In February 2020, we approved the Alberta XPress project, an expansion project on ANR that utilizes existing capacity on the Great Lakes and Canadian Mainline systems to connect growing supply from the WCSB to U.S. Gulf Coast LNG export markets. The anticipated in-service date is in the second half of 2022 with an estimated project cost of US$0.2 billion.

ANR Pipeline - Elwood Power Project/ANR Horsepower Replacement
2020
In July 2020, we approved the Elwood Power Project/ANR Horsepower Replacement that will replace, upgrade and modernize certain facilities while reducing emissions along a highly utilized section of the ANR pipeline system. The enhanced facilities are expected to improve reliability of the ANR pipeline system and also allow for additional contracted transportation services of approximately 132 TJ/d (123 MMcf/d) to be provided to an existing power plant near Joliet, Illinois. The anticipated in-service date of the combined project is the second half of 2022 with an estimated cost of US$0.4 billion.

ANR Pipeline - Wisconsin Access
2020
In October 2020, we approved the Wisconsin Access project that will replace, upgrade and modernize certain facilities while reducing emissions along portions of the ANR pipeline system. The enhanced facilities are expected to improve reliability of the ANR pipeline system and also allow for additional contracted transportation services of approximately 77 TJ/d (72 MMcf/d) to be provided to utilities serving the midwestern U.S. under long-term contracts. The anticipated in-service date of the combined project is the second half of 2022 with an estimated cost of US$0.2 billion.

ANR Pipeline - WR Project
2021
In November 2021, we approved the WR Project, a delivery market project on ANR that will replace and upgrade certain facilities while reducing emissions along portions of the ANR pipeline system in principal delivery markets. The enhanced facilities are expected to improve reliability of the system and allow for additional transportation services to address growing demand in the midwestern U.S. under long-term contracts while also reducing CO2e emissions. The estimated US$0.8 billion project is expected to be placed in service in fourth quarter 2025.

ANR Section 4 Rate Case
2022
ANR filed a Section 4 rate case with FERC in January 2022 requesting an increase to ANR's maximum transportation rates effective August 1, 2022, subject to refund upon completion of rate proceedings. As the rate case process progresses, we expect to engage in a collaborative process to achieve settlement with our customers, FERC and other stakeholders.

10 | TC Energy Annual information form 2021

Date	Description of development
Gas Transmission Northwest LLC (GTN) - GTN XPress
2019
In October 2019, TC Pipelines, LP (TCLP) approved the GTN XPress project which is an integrated reliability and expansion project on the GTN System that will provide for the transport of additional volumes enabled by the NGTL System's West Path Delivery Program, estimated at US$0.3 billion (see the Developments in the Canadian Natural Gas Pipelines Segment – Canadian Regulated Pipelines – NGTL System/Foothills West Path Delivery Program section above).

2021	The GTN XPress expansion project filed its FERC certificate application in fourth quarter 2021 and is expected to be placed in service in the second half of 2023.
GTN Rate Case Settlement
2021
In September 2021, GTN filed an uncontested rate settlement which would set new recourse rates for GTN effective January 1, 2022 and institute a rate moratorium through December 31, 2023. The uncontested rate settlement was approved by FERC in November 2021. The revised rates are not expected to have a significant impact on our U.S. Natural Gas Pipelines segment comparable earnings. In addition, GTN must file for new rates no later than April 1, 2024.

TC PipeLines, LP
2021
In March 2021, we completed the acquisition of all of the outstanding common units of TCLP not beneficially owned by TC Energy, resulting in TCLP becoming an indirect, wholly-owned subsidiary of TC Energy. Upon close of the transaction and in accordance with the acquisition terms, TCLP common unitholders received 0.70 common shares of TC Energy for each issued and outstanding publicly-held TCLP common unit resulting in the issuance of 38 million TC Energy common shares valued at approximately $2.1 billion, net of transaction costs.

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Developments in the Mexico Natural Gas Pipelines Segment

Date	Description of development
MEXICO NATURAL GAS PIPELINES
Tula
2019
The CFE initiated arbitration in June 2019, disputing fixed capacity payments due to force majeure events. Arbitration proceedings are suspended while management holds settlement discussions with the CFE. The east section of the Tula pipeline was fully commissioned and available for interruptible transportation services. We received capacity payments under force majeure provisions up to June 2019 but have not commenced recording revenue for accounting purposes.

2021	We are working to procure necessary land access on the west section of the Tula pipeline to finalize its construction. The central segment construction has been delayed due to pending Indigenous consultation processes under the responsibility of the Secretary of Energy. In 2021, we advanced the resolution of disputed contract terms with the signing of a Memorandum of Understanding (MOU) in July 2021 outlining main settlement principles. Feasibility assessments commenced with the CFE under the MOU to jointly evaluate potential alternatives to complete the Tula pipeline.
Villa de Reyes
2019	The CFE initiated arbitration in June 2019, disputing fixed capacity payments due to force majeure events. Arbitration proceedings are suspended while management holds settlement discussions with the CFE. We received capacity payments under force majeure provisions up to May 2019. Payments received prior to in-service are not recognized as revenue for accounting purposes.
2021
In 2021, we advanced the resolution of disputed contract terms with the signing of an MOU in July 2021 outlining main settlement principles. Villa de Reyes construction is ongoing but completion has been delayed due to COVID-19 contingency measures and challenges gaining access to land in certain local communities. Management is working closely with state and local governments to complete negotiations and achieve access to land so that construction can be completed. We expect to complete the construction of Villa de Reyes in phases during 2022, subject to timely receipt of pending authorizations and land access to critical pipeline sections.

Sur de Texas
2019
The Sur de Texas pipeline began commercial operation in September 2019 following execution of the amending agreement with the CFE. The original Sur de Texas agreement had a fluctuating toll profile over a 25-year contract term. As a result of the amendment, the contract has been extended 10 years and the CFE will receive transportation services for 35 years under a levelized toll structure based on actual construction costs with an initial fixed toll applicable for the first 25 years of the contract term and a higher fixed toll over the last 10 years of the contract. All other terms and conditions of the contract remain substantially unchanged. Monthly revenues for this pipeline will be recognized at a levelized average rate over the 35-year contract term.

2020	In March 2020, we recorded US$55 million of revenue related to fees associated with the successful completion of the Sur de Texas pipeline.
Further information about developments in the Natural Gas Pipelines business, including changes that we expect will occur in 2022, can be found in the MD&A in the Natural Gas Pipelines Business section; Canadian Natural Gas Pipelines – Understanding our Canadian Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections; U.S. Natural Gas Pipelines – Understanding our U.S. Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections; and Mexico Natural Gas Pipelines – Understanding our Mexico Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
12 | TC Energy Annual information form 2021

LIQUIDS PIPELINES
Developments in the Liquids Pipelines Segment

Date	Description of development
Keystone Pipeline System
2019
In early February 2019, the Keystone pipeline was temporarily shut down after a leak was detected near St. Charles, Missouri. The pipeline was restarted the same day while the segment between Steele City, Nebraska and Patoka, Illinois was restarted in mid-February 2019. In October 2019, the Keystone pipeline was temporarily shut down after a leak was detected near Edinburg, North Dakota. The pipeline was restarted in November 2019 following the approval of the repair and restart plan by PHMSA.

Keystone XL
2019
In March 2019, the U.S. President issued a new U.S. Presidential Permit (2019 Presidential Permit) for the Keystone XL pipeline which superseded a Presidential Permit that was issued in 2017 (2017 Presidential Permit). This resulted in the dismissal of certain legal claims related to the 2017 Presidential Permit and an injunction barring certain pre-construction activities and construction of the project. The lawsuits were expanded to include challenges to the 2019 Presidential Permit, and proceeded in federal district court in Montana. In August 2019, the Nebraska Supreme Court affirmed the November 2017 decision by the Nebraska Public Service Commission approving the Keystone XL pipeline route through the state. The DOS issued a final supplemental environmental impact statement (SEIS) for the project in December 2019. The final SEIS supplements the 2014 Keystone XL SEIS and underpins the U.S. Bureau of Land Management (BLM) and U.S. Army Corps of Engineers (USACE) permits.

2020
In February 2020, we received approval from the BLM allowing for the construction of the Keystone XL pipeline across federally managed lands in Montana and land managed by the USACE at the Missouri River. In March 2020, we announced that we would proceed with construction of the Keystone XL pipeline which commenced in April 2020. We advanced construction of 180 km (112 miles) of pipeline and five pump stations in Canada, 12 pump stations in the United States, and completed the U.S./Canada border crossing in June 2020. As part of the Keystone XL pipeline funding plan, the Government of Alberta invested approximately US$0.8 billion in equity as of December 31, 2020 which substantially funded construction costs through the end of 2020. In August 2020, we announced that the Keystone XL pipeline had committed to construct the project using all union labour in the U.S. along with committing in excess of $10 million to create a Green Jobs Training Fund to help train union workers on renewable energy projects. In November 2020, we signed an agreement with Natural Law Energy, which included a potential investment by five First Nations in Alberta and Saskatchewan, of up to $1.0 billion in Keystone XL and future liquids projects.

2021
Following the revocation of the 2019 Presidential Permit for the Keystone XL pipeline project in January 2021, and after a comprehensive review of options in consultation with our partner, the Government of Alberta, in June 2021, we terminated the Keystone XL pipeline project. The Keystone XL investment was evaluated for impairment in 2021 along with our investments in related capital projects including Heartland Pipeline, TC Terminals and Keystone Hardisty Terminal. We determined that the carrying amount of these assets was no longer fully recoverable. As a result, we recognized an asset impairment charge, net of expected contractual recoveries and other contractual and legal obligations related to termination activities, of $2.8 billion ($2.1 billion after tax) for the year ended December 31, 2021 which was excluded from comparable earnings. Although we recorded a $2.1 billion after-tax asset impairment charge, net of expected contractual recoveries and other contractual and legal obligations related to the Keystone XL pipeline project termination activities, a significant portion of this amount was shared with the Government of Alberta, thereby reducing the net financial impact to us. After the 2019 Presidential Permit was revoked, construction activities ceased except for certain activities required to clean up and reclaim worksites in adherence to our commitment to safety, the environment and our regulatory requirements. Right-of-way clean up and restoration is substantially complete while termination activities will continue through 2022. We will coordinate with regulators, stakeholders and Indigenous groups to meet our environmental and regulatory commitments and ensure a safe exit from the Keystone XL pipeline project. The majority of these associated costs were funded through a final drawdown on the project-level credit facility which occurred in June 2021, subsequent to which the project-level credit facility was fully repaid by the Government of Alberta and terminated. We continue to manage legacy challenges to the 2019 Presidential Permit and the BLM Grant of Right-of-Way, which remain pending before the federal district court in Montana in a manner consistent with the termination of the project. In November 2021, we filed a Request for Arbitration to formally initiate a legacy NAFTA claim to recover economic damages resulting from the revocation of the 2019 Presidential Permit for the Keystone XL pipeline project. We will be seeking to recover more than US$15 billion in damages as a result of the U.S. Government's breach of its NAFTA obligations. This claim is in a preliminary stage with the timing and ultimate outcome unknown at present.

TC Energy Annual information form 2021 | 13

Date	Description of development
Northern Courier
2019	In July 2019, we completed the sale of an 85 per cent equity interest in Northern Courier to AIMCo for gross proceeds of $144 million, before post-closing adjustments, resulting in a pre-tax gain of $69 million after recording our remaining 15 per cent interest at fair value. The after-tax gain of $115 million reflects the utilization of prior years' previously unrecognized tax loss benefits. Preceding the equity sale, Northern Courier issued $1.0 billion of long-term, non-recourse debt, the proceeds from which were paid to TC Energy resulting in aggregate gross proceeds to TC Energy of $1.15 billion from this asset monetization. We remain the operator of the Northern Courier pipeline and are using the equity method to account for our remaining 15 per cent interest in our Consolidated financial statements.
2021	In November 2021, we received $35 million in proceeds from the monetization of our remaining 15 per cent equity interest in Northern Courier to Astisiy Limited Partnership, a partnership comprised of Suncor Energy Inc. and eight Indigenous communities in the Regional Municipality of Wood Buffalo.
Port Neches
2021	In March 2021, we entered a joint venture with Motiva Enterprises (Motiva) to construct the US$152 million Port Neches Link pipeline system which will connect the Keystone Pipeline System to Motiva’s Port Neches Terminal, which supplies 630,000 Bbl/d to their Port Arthur refinery. This common carrier pipeline system will also include facilities to tie in additional liquids terminals to the Keystone Pipeline System with other downstream infrastructure and is expected to be in service in the second half of 2022.
Further information about developments in the Liquids Pipelines business, including changes that we expect will occur in 2022, can be found in the MD&A in the Liquids Pipelines – Understanding our Liquids Pipelines business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
14 | TC Energy Annual information form 2021

POWER AND STORAGE
Developments in the Power and Storage Segment

Date	Description of development
CANADIAN POWER
Ontario Natural Gas-Fired Power Plants
2019
In March 2019, Napanee experienced an equipment failure while progressing commissioning activities which delayed the initial startup. In July 2019, we entered into an agreement to sell our Halton Hills and Napanee power plants as well as our 50 per cent interest in Portlands Energy Centre (PCE) to a subsidiary of Ontario Power Generation Inc. (OPG).

2020 - 2021	In March 2020, we placed the Napanee power plant into service. In April 2020, we completed the sale of our Halton Hills and Napanee power plants as well as our 50 per cent interest in PCE to a subsidiary of OPG for net proceeds of approximately $2.8 billion before post-closing adjustments. The total pre-tax loss of $676 million ($470 million after tax) on this transaction includes losses accrued during 2019 while classified as an asset held for sale and a 2021 post-close adjustment as well as utilization of previously unrecognized tax loss benefits. This loss may be amended in the future upon the settlement of existing insurance claims.
Sharp Hills Wind Power Purchase Agreement (PPA)
2021
In September 2021, we executed a 15-year PPA for 100 per cent of the power produced and the rights to all environmental attributes from the 297 MW Sharp Hills Wind Farm located in eastern Alberta. The Sharp Hills Wind Farm is anticipated to be operational in 2023, subject to customary regulatory approvals and conditions.

Bruce Power
2019
In April 2019, Bruce Power's contract price increased from approximately $68 per MWh to a final adjusted contract price of approximately $78 per MWh including flow-through items, reflecting capital to be invested under the Unit 6 MCR program and the Asset Management program as well as annual inflation adjustments.

2020
Bruce Power’s Unit 6 MCR outage commenced in January 2020 and is expected to be completed in 2023. In late March 2020, as a result of COVID-19 impacts, Bruce Power declared force majeure under its contract with the IESO. This force majeure notice covered the Unit 6 MCR and certain Asset Management work. In May 2020, work on the Unit 6 MCR and Asset Management programs were restarted with additional prevention measures in place for worker safety related to COVID-19. The impact of the force majeure will ultimately depend on the recovery of any impacts in accordance with the force majeure provisions of the IESO contract. In October 2020, the Unit 6 MCR project achieved a major milestone with the completion of the preparation phase and commencement of the Fuel Channel and Feeder Replacement Program. Operations on the remaining units continue as normal with the scheduled outages successfully completed on Unit 3, 4 and 5 in second quarter of 2020 and on Unit 8 in fourth quarter 2020. Future MCR investments will be subject to discrete decisions for each unit with specified off-ramps available for Bruce Power and the IESO.

2021
In mid-2021, as part of the planned inspections, testing, analysis and maintenance activities at Bruce Power during the current Unit 6 MCR outage and the Unit 3 planned outage, higher than anticipated readings of hydrogen concentration in pressure tubes were detected. These readings were limited to a very small area of the respective pressure tubes and did not impact safety nor pressure tube integrity as concluded following an assessment of all of the Bruce Power units. In October 2021, Unit 3 returned to service after the Canadian Nuclear Safety Commission approved Bruce Power's restart request following extensive inspections which demonstrated that safety and pressure tube integrity continued to meet regulatory requirements. Bruce Power will be incorporating additional inspections as part of their normal surveillance programs to address the new findings while progressing further programs that demonstrate fitness for service at elevated hydrogen concentration levels. These inspections were added to the Unit 7 planned outage which returned to service in January 2022. The Unit 6 MCR program continues on schedule and on budget; however, COVID-19 may have an impact on cost and schedule contingency. As applicable, Bruce Power will seek recovery of any impacts in accordance with the force majeure provisions of the IESO contract. The program is nearing the end of the Inspection Phase and has entered the Installation Phase. Preparation of the Unit 3 MCR program, which is the next scheduled MCR outage, continues and Bruce Power submitted its final cost and schedule duration estimate to the IESO in December 2021. As well, Bruce Power submitted its initial preliminary cost and schedule duration estimate for the Unit 4 MCR program, which is the next unit scheduled after Unit 3. In 2021, Bruce Power launched Project 2030 with the goal of achieving a site peak output of 7,000 MW by 2033 in support of climate change targets and future clean energy needs. Project 2030 will focus on continued asset optimization, innovation and leveraging new technology, which could include integration with storage and other forms of energy, to increase the site peak output at Bruce Power.

TC Energy Annual information form 2021 | 15

Date	Description of development
Ontario Pumped Storage Project
2021
As part of our strategy to capture opportunities that capitalize on the transition to a less carbon-intensive energy mix, we continue to progress the development of the Ontario Pumped Storage project, an energy storage facility located near Meaford, Ontario that would provide 1,000 MW of flexible, clean energy to Ontario's electricity system using a process known as pumped hydro storage. Two key milestones on the Ontario Pumped Storage project were reached in 2021. In July 2021, the Federal Minister of National Defence granted long-term land access to the fourth Canadian Division Training Centre for development of the project on this site. In November 2021, Ontario’s Minister of Energy instructed the IESO to progress the project to Gate 2 of the Unsolicited Proposals Process. Once in service, this project will store emission-free energy when available and provide it to Ontario during periods of peak demand, thereby maximizing the value of existing emissions-free generation in the province. We also continue to consult with the Saugeen Ojibway Nation and other Indigenous groups along with other local stakeholders as we continue to advance this project, which remains subject to a number of conditions and approvals, including approval of our Board of Directors.

Coolidge Generating Station
2019
In May 2019, we completed the sale of the Coolidge generating station to Salt River Agriculture Improvement and Power District as per the terms of their right of first refusal, for proceeds of US$448 million, before post-closing adjustments, resulting in a pre-tax gain of $68 million ($54 million after tax).

TransCanada Turbines Ltd.
2020	In November 2020, we acquired the remaining 50 per cent ownership interest in TransCanada Turbines Ltd. for cash consideration of US$67 million.
U.S. POWER
2021
Through a request for information (RFI) process in 2021, we announced that we were seeking to identify potential contracts and/or investment opportunities in up to 620 MW of wind energy projects, 300 MW of solar projects and 100 MW of energy storage projects to meet the electricity needs of the U.S. portion of the Keystone Pipeline System assets. We also identified meaningful origination opportunities to supply renewable energy products and services to industrial and oil and gas sectors proximate to our in-corridor demand. We received a significant number of responses to our RFI and are currently evaluating proposals and expect to finalize contracts during the first half of 2022.

Monetization of U.S. Northeast Power Business
2019	In May 2019, we sold our remaining U.S. Northeast power marketing contracts. This transaction concludes the wind-down of our U.S. Northeast power marketing business, following the sale of our U.S. power retail contracts in 2018.
Further information about developments in the Power and Storage business, including changes that we expect will occur in 2022, can be found in the MD&A in the Power and Storage – Understanding our Power and Storage Business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
16 | TC Energy Annual information form 2021

OTHER ENERGY TRANSITION DEVELOPMENTS
Our vision is to be the premier energy infrastructure company in North America today and in the future. That future includes embracing the energy transition that is underway and contributing to a lower-carbon energy world. As energy transition continues to evolve, we recognize a significant opportunity to reduce our emissions footprint, in addition to being a partner to our customers and other industries which are also looking for low-carbon solutions. Currently, it is uncertain how the energy mix will evolve and at what pace. We continue to observe a reliance on the existing sources of natural gas, crude oil and electricity, for which we currently provide services to our customers.
We are targeting five focus areas to reduce the emissions intensity of our operations, while also capturing growth opportunities that meet the energy needs of the future:
•modernize our existing system and assets
•decarbonize our energy consumption
•drive digital solutions and technologies
•leverage carbon credits and offsets
•invest in low-carbon energy and infrastructure, such as renewables along with emerging fuels and technology.
Further information about developments in our business, including changes that we expect will occur in 2022 around these developments, can be found in the About our business - Capital Program - Other Energy Transition Developments section of the MD&A, which section of the MD&A is incorporated by reference herein.
TC Energy Annual information form 2021 | 17

Business of TC Energy
Our business is made up of pipeline and storage assets that transport, store or deliver natural gas and crude oil as well as power generation assets that produce electricity to support businesses and communities across the continent.
Our vision is to be the premier energy infrastructure company in North America today and in the future, focused on transporting and delivering the energy people need every day. Our goal is to develop and build a portfolio of infrastructure assets that will enable us to prosper irrespective of the pace and direction of energy transition. Refer to the About our business – 2021 Financial highlights - Consolidated results section of the MD&A for our revenues from operations by segment, for the years ended December 31, 2021 and 2020, which section of the MD&A is incorporated by reference herein.
The following is a description of each of TC Energy's three core businesses.
NATURAL GAS PIPELINES
Our natural gas pipeline network transports natural gas from supply basins to local distribution companies, power generation plants, industrial facilities, interconnecting pipelines, LNG export terminals and other businesses across Canada, the U.S. and Mexico.
In addition to our natural gas pipelines, we have regulated natural gas storage facilities in the U.S. with a total working gas capacity of 535 Bcf, making us one of the largest providers of natural gas storage and related services to key markets in North America.
Our Natural Gas Pipelines business is split into three operating segments representing its geographic diversity: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines.
A description of the natural gas pipelines and regulated natural gas storage assets we operate in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Natural Gas Pipelines business can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
LIQUIDS PIPELINES
Our existing liquids pipelines infrastructure connects Alberta crude oil supplies to U.S. refining markets in Illinois, Oklahoma and the U.S. Gulf Coast as well as U.S. crude oil supplies from the key market hub at Cushing, Oklahoma to the U.S. Gulf Coast. We also provide intra-Alberta liquids transportation.
A description of pipelines and properties we operate, in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Liquids Pipelines business can be found in the MD&A in the Liquids Pipelines section, which section of the MD&A is incorporated by reference herein.
18 | TC Energy Annual information form 2021

REGULATION OF NATURAL GAS PIPELINES AND LIQUIDS PIPELINES
Canada
Natural Gas Pipelines
With the exception of Coastal GasLink (which is currently under construction), all of our major Canadian natural gas pipeline systems are regulated by the CER (formerly, the NEB) under the Canadian Energy Regulator Act.
The CER regulates the construction and operation of facilities for these systems. TC Energy project applications are assessed by the CER, and depending on the project scope, may also require approval of the federal government. Should TC Energy propose a major project that is designated under the Impact Assessment Act, it would require assessment by an integrated review panel of the Impact Assessment Agency of Canada and the CER, as well as federal government approval.
The CER also regulates the terms and conditions of services, including rates, for these systems. The CER approves tolls and services that provide TC Energy the opportunity to recover costs of transporting natural gas, including the return of capital (depreciation) and return on the average investment base for our Canadian natural gas pipeline systems. Generally, Canadian natural gas pipelines request the CER to approve the pipeline’s cost of service and tolls once a year, and recover or refund the variance between actual and expected revenues and costs in future years. Net earnings may be affected by changes in investment base, ROE and regulated capital structure as well as by the terms of toll settlements approved by the CER.
The NGTL System is operating under a five-year revenue requirement settlement for 2020-2024 which includes an incentive mechanism for certain operating costs and the opportunity to increase depreciation rates if tolls fall below specified levels. Further information relating to the 2020-2024 Settlement can be found in the General development of the business - Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment - Canadian Regulated Pipelines - NGTL System - Revenue Requirement Settlements section above and in the Canadian Natural Gas Pipelines - Financial Results and Other information - Quarterly Results - Highlights by business segment sections of the MD&A, which section of the MD&A is incorporated by reference herein.
The Canadian Mainline is operating under a six-year toll settlement for 2021-2026 which includes an incentive to decrease costs and increase revenues. Further information relating to the Canadian Mainline Settlement can be found in the General development of the business - Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment - Canadian Regulated Pipelines - Canadian Mainline Settlement section above and in the Canadian Natural Gas Pipelines – Financial Results section of the MD&A, which section of the MD&A is incorporated by reference herein.
Coastal GasLink Pipeline Project
The Coastal GasLink natural gas pipeline project is being developed primarily under the regulatory regime administered by the OGC and the BCEAO. The OGC is responsible for overseeing oil and gas operations in B.C., including exploration, development, pipeline transportation and reclamation. The BCEAO is an agency that manages the review of proposed major projects in B.C., as required by the B.C. Environmental Assessment Act.
Liquids Pipelines
The CER regulates the terms and conditions of service, including rates, construction and operation of the Canadian portion of the Keystone Pipeline System. The rates for transportation service on the Keystone Pipeline System are calculated in accordance with a methodology agreed to in transportation service agreements between Keystone pipeline and its shippers, and approved by the CER. The White Spruce and Grand Rapids pipelines are regulated by the AER. The AER regulates the construction and operation of pipelines and associated facilities in Alberta.

TC Energy Annual information form 2021 | 19

United States
Natural Gas Pipelines
TC Energy is subject to regulation by various federal, state and local governmental agencies, including those specifically described below.
The Company's wholly-owned and partially-owned U.S. pipelines and natural gas storage facilities are considered natural gas companies subject to the jurisdiction of the FERC. The Natural Gas Act of 1938 grants the FERC authority over the construction, acquisition and operation of pipelines and related facilities utilized in the transportation and sale of natural gas in interstate commerce, including the extension, enlargement or abandonment of service using such facilities. The FERC also has authority to regulate rates and charges for transportation and storage of natural gas in interstate commerce. Pipeline safety is regulated by PHMSA. Natural gas pipelines that cross the international border between Canada and the U.S., such as the Great Lakes Gas Transmission Limited Partnership (Great Lakes), GTN System and Portland Natural Gas Transmission System pipelines, require a Presidential Permit from the DOS.
Liquids Pipelines
The FERC regulates the terms and conditions of service, including transportation rates, of interstate liquids pipelines, including the U.S. portion of the Keystone Pipeline System and Marketlink. The siting and construction of pipeline facilities are regulated by the specific state regulator in which the pipeline facilities are located. Pipeline safety is regulated by PHMSA. Liquids pipelines that cross the international border between Canada and the U.S., such as the Keystone pipeline, require a Presidential Permit. Liquids pipeline projects that cross federal lands or waters of the U.S. require additional federal permits.
Mexico
Natural Gas Pipelines
TC Energy’s pipelines in Mexico are regulated by the Comisión Reguladora de Energía (CRE) who authorizes the transmission services of all gas pipeline infrastructure. Accordingly, our Mexican pipelines have CRE-approved tariffs, services and related rates; however, the contracts underpinning the construction and operation of these facilities are long-term negotiated fixed-rate contracts. Our contractual rates are only subject to change under specific circumstances such as changes in law.
POWER AND STORAGE
Our power business includes approximately 4,300 MW of generation capacity located in Alberta, Ontario, Québec and New Brunswick, using natural gas and nuclear fuel sources and is generally supported by long-term contracts. Additionally, we are pursuing generation assets and PPA opportunities in Canada and the United States.
We own and operate approximately 118 Bcf of non-regulated natural gas storage capacity in Alberta.
Further information about Power and Storage assets we operate and those currently under construction, along with our Power and Storage holdings, significant developments, and opportunities in relation to our Power and Storage business, can be found in the MD&A in the Power and Storage section, which section of the MD&A is incorporated by reference herein.
20 | TC Energy Annual information form 2021

General
EMPLOYEES
At Year End, TC Energy's principal operating subsidiary, TCPL, had 7,017 employees, substantially all of whom were employed in Canada and the U.S., as set forth in the following table.

Calgary	2,653
Western Canada (excluding Calgary)	634
Eastern Canada	232
Houston	807
U.S. Midwest	766
U.S. Northeast	201
U.S. Southeast/ Gulf Coast (excluding Houston)	1,136
U.S. West Coast	80
Mexico	508
Total	7,017
HEALTH, SAFETY, SUSTAINABILITY AND ENVIRONMENTAL PROTECTION AND SOCIAL POLICIES
The Board of Directors' (the Board) Health, Safety, Sustainability and Environment (HSSE) Committee oversees operational risk, occupational and process safety, sustainability, security of personnel, environmental and climate change related risks and monitors development and the implementation of systems, programs and policies relating to HSSE matters through regular reporting from management. We use an integrated management system that establishes a framework for managing these risks and is used to capture, organize, document, monitor and improve our related policies, programs and procedures.
Our management system, TOMS, is modeled after international standards, including the International Organization for Standardization (ISO) standard for environmental management systems, ISO 14001, and the Occupational Health and Safety Assessment Series for occupational health and safety. TOMS also conforms to applicable industry standards and complies with applicable regulatory requirements. It covers the lifecycle of our assets and follows a continuous improvement cycle organized into four key areas:
•Plan – risk and regulatory assessment as well as objective and target setting, which includes establishing total recordable case rate targets while striving for zero incidents plus defining roles and responsibilities
•Do – development and implementation of programs, procedures and standards to manage operational risk
•Check – incident reporting, investigation, assurance activities, including internal and external audits and performance monitoring
•Act – non-conformance, non-compliance and opportunities for improvement are managed and assessed by management.
The HSSE Committee reviews performance and operational risk management. It receives updates and reports on:
•overall HSSE corporate governance
•operational performance and preventative maintenance metrics
•asset integrity programs
•environment programs
•significant occupational safety, process safety and asset integrity incidents
•emergency preparedness, incident response and evaluation
•occupational and process safety performance metrics
•biodiversity and land reclamation
•developments in and compliance with applicable legislation and regulations, including those related to the environment
•prevention, mitigation and management of risks related to HSSE matters, including climate change or business interruption risks, such as pandemics, that may adversely impact TC Energy
•sustainability matters, including social, environmental and climate change related risks and opportunities as well as related voluntary public disclosure such as our Report on Sustainability, Reconciliation Action Plan, ESG Data Sheet and GHG Emissions Reduction Plan
•our Occupational Health and Hygiene Program, which includes physical and mental health and psychological safety.
TC Energy Annual information form 2021 | 21

The HSSE Committee also receives updates on any specific areas of operational and construction risk management review being conducted by management and the results and corrective action plans flowing from internal and third party audits. Information about the financial and operational effects of environmental protection requirements on the capital expenditures, profit or loss and competitive position of TC Energy can be found in the MD&A in the Other information – Enterprise risk management – Health, safety, sustainability and environment section, which section of the MD&A is incorporated by reference herein. Generally, each year the HSSE Committee or the HSSE Committee Chair tours one of our existing assets or projects under development as part of its responsibility to monitor and review our health, safety, sustainability and environmental practices. Additionally, the Board and the HSSE Committee typically have an opportunity to have a joint site visit annually.
Health and Safety
As one of our corporate values, safety is an integral part of the way our employees work. Each year we develop goals predicated on achieving year over year sustainable improvement in our safety performance, and meeting or exceeding industry benchmarks.
The safety of our employees, contractors and the public, as well as the integrity of our pipelines, power and storage infrastructure, are a top priority. All assets are designed, constructed and commissioned with full consideration given to safety and integrity, and are placed into service only after all necessary requirements, both regulatory and internal, have been satisfied.
We annually conduct emergency response exercises to practice effective coordination between the Company, local emergency responders, regulatory agencies and government officials in the event of an emergency. TC Energy uses the Incident Command System (ICS), a standardized approach to command, control and coordinate emergency responses. The ICS model supports a unified approach to emergency response with these community members. We also provide annual training to all field staff in the form of table top exercises, online and vendor lead training.
Environmental risk, compliance and liabilities
TOMS provides requirements for our day-to-day work to protect employees, contractors, our workplace and assets, the communities in which we work and the environment. It conforms to external industry consensus standards and voluntary programs plus complies with applicable legislative requirements. Under TOMS, mandated programs set requirements to manage specific risk areas for TC Energy, including the Environment Program, which is a documented set of processes and procedures that identifies our requirements to proactively and systematically manage environmental hazards and risks throughout the lifecycle of our assets. As part of our Environment Program, we complete environmental assessments for our projects which include field studies that examine existing natural resources, biodiversity and land use along our proposed project footprint such as vegetation, soils, wildlife, water resources, wetland, and protected areas. To conserve and protect the environment during construction, information gathered for an environmental impact assessment is used to develop project-specific environmental protection plans. Additionally, the Environment Program, which applies to all of our operations, includes practices and procedures to manage potential adverse environmental effects to these resources during the full lifecycle of our facilities.
Our primary sources of risk related to the environment include:
•changing regulations and requirements coupled with increased costs related to impacts on the environment
•product releases, including crude oil, diluent and natural gas, that may cause harm to the environment (land, water and air)
•use, storage and disposal of chemicals and hazardous materials
•natural disasters and other catastrophic events, including those related to climate change, that may impact our operations.
Our assets are subject to federal, state, provincial and local environmental statutes and regulations governing environmental protection, including air and GHG emissions, water quality, species at risk, wastewater discharges and waste management. Operating our assets requires obtaining and complying with a wide variety of environmental registrations, licenses, permits and other approvals and requirements. Failure to comply could result in administrative, civil or criminal penalties, remedial requirements, or orders affecting future operations.
Through the implementation of our Environment Program, we continually monitor our facilities for compliance with all material legal and regulatory environmental requirements across all jurisdictions where we operate. We also comply with all material legal and regulatory permitting requirements in our project routing and development. We routinely monitor proposed changes to environmental policy, legislation and regulation. Where the risks are uncertain or have the potential to affect our ability to effectively operate our business, we comment on proposals independently or through industry associations.
22 | TC Energy Annual information form 2021

Social Policies
We have a number of corporate governance documents including commitment statements, policies and standards to help manage Indigenous and stakeholder relations. We have a Code of Business Ethics (COBE) Policy which applies to all employees, officers and directors, and contingent workforce contractors of TC Energy and its wholly-owned subsidiaries and operated entities in countries where we conduct business. All employees (including executive officers) and directors must certify their compliance with COBE.
Our approach to Indigenous and stakeholder engagement is based on building relationships, mutual respect and trust while recognizing the unique values, needs and interests of each community. Our Indigenous Relations and Stakeholder Engagement Commitment Statements provide the structure to guide our teams’ behavior and actions, so they understand their responsibility and extend respect, courtesy and the opportunity to respond to Indigenous groups and stakeholders.
Our Indigenous Relations Policy is informed by our guiding principles and corporate values to ensure meaningful and respectful engagement and dialogue based on a principled and transparent approach. We work together with Indigenous groups to find mutually acceptable solutions to address concerns and identify opportunities to foster long-term relationships in support of
TC Energy's business and sustainability objectives. This policy recognizes the diversity of Indigenous groups, their unique connection to land, and the imperative of building relationships based on mutual respect and trust. We strive to be considered as a partner of choice for Indigenous groups. We seek to play a meaningful role in reconciliation with Indigenous Peoples and groups through our efforts.
We also have an Avoiding Bribery and Corruption Program which includes an Avoiding Bribery and Corruption Policy, annual online training provided to all personnel, face to face training provided to personnel in higher risk areas of our business, a supplier and contractor due diligence review process, and auditing of certain types of transactions.
We work to understand and mitigate the complexity of ESG issues, and the interconnectivity of these issues as they relate to our business. These issues are of great importance to Indigenous groups and stakeholders and have an impact on our ability to build and operate energy infrastructure.
Consistent with our five core values of safety, innovation, responsibility, collaboration and integrity, TC Energy does not tolerate human rights abuses. In our business activities, including engaging with Indigenous groups and stakeholders across Canada, the United States and Mexico, we support access to basic human rights such as fresh water and will not be complicit with or engage in any activity that solicits or encourages abuse of human rights such as forced labour, child labour, or physical or mental abuses.
TC Energy Annual information form 2021 | 23

Risk factors
A discussion of our risk factors can be found in the MD&A in the Natural Gas Pipelines Business - Natural Gas Pipelines - Business risks, Liquids Pipelines – Business risks, Power and Storage – Business risks and Other information – Enterprise risk management sections, which sections of the MD&A are incorporated by reference herein.
Dividends
Our Board has not adopted a formal dividend policy. The Board reviews the financial performance of TC Energy quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, our payment of dividends is primarily funded from dividends TC Energy receives as the sole common shareholder of TCPL.
Provisions of various trust indentures and credit arrangements with certain of our subsidiaries can restrict those subsidiaries' ability and, in certain cases, our ability to declare and pay dividends or make distributions under certain circumstances. In the opinion of management, these provisions do not currently restrict our ability to declare or pay dividends.
Additionally, pursuant to the terms of the trust notes issued by TransCanada Trust (a financing trust subsidiary wholly owned by TCPL) and related agreements, in certain circumstances, including where holders of the trust notes receive deferral preferred shares of TCPL in lieu of cash interest payments and where exchange preferred shares of TCPL are issued to holders of the trust notes as a result of certain bankruptcy related events, TC Energy and TCPL would be prohibited from declaring or paying dividends on or redeeming their outstanding preferred shares (or, if none are outstanding, their respective common shares) until all such exchange or deferral preferred shares are redeemed by TCPL. No deferral preferred shares or exchange preferred shares of TCPL have ever been issued.
Dividends on our preferred shares are payable quarterly, as and when declared by the Board. The dividends declared on our common and preferred shares during the past three completed financial years, and the increase to the quarterly dividend per common share on our outstanding common shares for the quarter ending March 31, 2022, are set out in the MD&A under the heading About our business – 2021 Financial highlights – Dividends section, which section of the MD&A is incorporated by reference herein.
Description of capital structure
SHARE CAPITAL
TC Energy’s authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares and second preferred shares, issuable in series. The number of common shares and preferred shares issued and outstanding as at Year End are set out in the MD&A in the Financial Condition – Share information section, which section of the MD&A is incorporated by reference herein. The following is a description of the material characteristics of each of these classes of shares.
Common shares
The common shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the first preferred shares and the second preferred shares, whether as a class or a series, and to any other class or series of shares of TC Energy which rank prior to the common shares, entitle the holders thereof to receive (i) dividends if, as and when declared by the Board out of the assets of TC Energy properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the Board may from time to time determine, and (ii) the remaining property of TC Energy upon a liquidation, dissolution or winding up of the Company.
24 | TC Energy Annual information form 2021

We have a shareholder rights plan (the Plan) that is designed to ensure, to the extent possible, that all shareholders of TC Energy are treated fairly in connection with any take-over bid for the Company. The Plan creates a right attaching to each common share outstanding and to each common share subsequently issued. Each right becomes exercisable 10 trading days after a person has acquired (an acquiring person), or commences a take-over bid to acquire, 20 per cent or more of the common shares, other than by an acquisition pursuant to a take-over bid permitted under the terms of the Plan (a permitted bid). Prior to a flip-in event (as described below), each right permits registered holders to purchase from the Company common shares of TC Energy at an exercise price equal to three times the market price of such shares, subject to adjustments and anti-dilution provisions (the exercise price). The beneficial acquisition by any person of 20 per cent or more of the common shares, other than by way of a permitted bid, is referred to as a flip-in event. Ten trading days after a flip-in event, each right will permit registered holders other than an acquiring person to receive, upon payment of the exercise price, the number of common shares with an aggregate market price equal to twice the exercise price. The Plan was reconfirmed at the 2019 annual and special meeting of TC Energy shareholders and must be reconfirmed at every third annual meeting thereafter. Reconfirmation of the Plan will be voted on at the 2022 annual meeting of TC Energy shareholders.
Under TC Energy's DRP, eligible holders of common and preferred shares of TC Energy can reinvest their dividends and make optional cash payments to obtain additional TC Energy common shares acquired on the open market at 100 per cent of the weighted average purchase price. Refer to the About our business - 2021 Financial highlights – Dividends - Dividend Reinvestment Plan section of the MD&A, which section of the MD&A is incorporated by reference herein.
TC Energy also has a stock based compensation plan that allows some employees to acquire common shares of TC Energy upon exercise of options granted thereunder. Option exercise prices are equal to the closing price on the TSX on the last trading day immediately preceding the grant date. Options granted under the plan are generally fully exercisable after three years and expire seven years after the date of grant.
First preferred shares
Subject to certain limitations, the Board may, from time to time, issue first preferred shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The first preferred shares as a class have, among others, the provisions described below.
The first preferred shares of each series rank on a parity with the first preferred shares of every other series, and are entitled to preference over the common shares, the second preferred shares and any other shares ranking junior to the first preferred shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of TC Energy in the event of its liquidation, dissolution or winding up.
Except as provided by the CBCA, the holders of the first preferred shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of first preferred shares will, if the directors so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the directors if TC Energy fails to pay dividends on that series of preferred shares for any period as may be so determined by the directors. TC Energy currently does not intend to issue any first preferred shares with voting rights, and any issuances of first preferred shares are expected to be made only in connection with corporate financings.
The provisions attaching to the first preferred shares as a class may be modified, amended or varied only with the approval of the holders of the first preferred shares as a class. Any such approval to be given by the holders of the first preferred shares may be given by the affirmative vote of the holders of not less than 66 2/3 per cent of the first preferred shares represented and voted at a meeting or adjourned meeting of such holders.
The holders of Series 1, 3, 5, 7, 9, 11 and 15 preferred shares will be entitled to receive quarterly fixed rate cumulative preferential cash dividends, as and when declared by the Board, to be reset periodically on prescribed dates to an annualized rate equal to the sum of the then five-year Government of Canada bond yield, calculated at the start of the applicable five-year period, and a spread as set forth in the table below (subject, in the case of the Series 15 preferred shares, to a fixed minimum reset rate of 4.90 per cent) and have the right to convert their shares into cumulative redeemable Series 2, 4, 6, 8, 10, 12 and 16 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 1, 3, 5, 7, 9, 11 and 15 preferred shares are redeemable by TC Energy in whole or in part on such redemption dates as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon.
TC Energy Annual information form 2021 | 25

The holders of Series 2, 4, 6, 8, 10, 12 and 16 preferred shares will be entitled to receive quarterly floating rate cumulative preferential cash dividends, as and when declared by the Board, at an annualized rate equal to the sum of the then 90-day Government of Canada treasury bill rate, recalculated quarterly, and a spread as set forth in the table below and have the right to convert their shares into Series 1, 3, 5, 7, 9, 11 and 15 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 2, 4, 6, 8, 10, 12 and 16 preferred shares are redeemable by TC Energy in whole or in part after their respective initial redemption date as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to (i) $25.00 in the case of redemptions on such redemption dates as set out in the table below, or (ii) $25.50 in the case of redemptions on any other date, in each case plus all accrued and unpaid dividends thereon.
In the event of liquidation, dissolution or winding up of TC Energy, the holders of Series 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 15 and 16 preferred shares shall be entitled to receive $25.00 per preferred share plus all accrued and unpaid dividends thereon in preference over the common shares or any other shares ranking junior to the first preferred shares.

Series of first preferred shares	Initial redemption date	Redemption/conversion dates	Spread (%)
Series 1 preferred shares	December 31, 2014	December 31, 2024 and every fifth year thereafter	1.92
Series 2 preferred shares	—	December 31, 2024 and every fifth year thereafter	1.92
Series 3 preferred shares	June 30, 2015	June 30, 2025 and every fifth year thereafter	1.28
Series 4 preferred shares	—	June 30, 2025 and every fifth year thereafter	1.28
Series 5 preferred shares	January 30, 2016	January 30, 2026 and every fifth year thereafter	1.54
Series 6 preferred shares	—	January 30, 2026 and every fifth year thereafter	1.54
Series 7 preferred shares	April 30, 2019	April 30, 2024 and every fifth year thereafter	2.38
Series 8 preferred shares	—	April 30, 2024 and every fifth year thereafter	2.38
Series 9 preferred shares	October 30, 2019	October 30, 2024 and every fifth year thereafter	2.35
Series 10 preferred shares	—	October 30, 2024 and every fifth year thereafter	2.35
Series 11 preferred shares	November 30, 2020	November 28, 2025 and every fifth year thereafter	2.96
Series 12 preferred shares	—	November 28, 2025 and every fifth year thereafter	2.96
Series 13 preferred shares[2]	May 31, 2021	May 31, 2021	—
Series 14 preferred shares[3]	—	—	—
Series 15 preferred shares	May 31, 2022	May 31, 2022 and every fifth year thereafter	3.85
Series 16 Preferred shares	—	May 31, 2027 and every fifth year thereafter	3.85
Except as provided by the CBCA, the respective holders of the first preferred shares of each outstanding series are not entitled to receive notice of, attend at, nor vote at any meeting of shareholders unless and until TC Energy shall have failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive, in which case the holders of the first preferred shares of such series shall have the right to receive notice of and to attend each meeting of shareholders at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs, and to one vote with respect to resolutions to elect directors for each of the first preferred share of such series, until all arrears of dividends have been paid. Subject to the CBCA, the series provisions attaching to the first preferred shares may be amended with the written approval of all the holders of such series of shares outstanding or by at least two thirds of the votes cast at a meeting of the holders of such shares duly called for that purpose and at which a quorum is present.
Second preferred shares
The rights, privileges, restrictions and conditions attaching to the second preferred shares are substantially identical to those attaching to the first preferred shares, except that the second preferred shares rank junior to the first preferred shares with respect to the payment of dividends, repayment of capital and the distribution of assets of TC Energy in the event of a liquidation, dissolution or winding up of TC Energy.
2 On May 31, 2021, TC Energy redeemed all of its issued and outstanding Series 13 preferred shares. Subsequent to the redemption, the Series 13 preferred shares ceased to be listed on the TSX and were canceled.
3 Prior to the redemption of the Series 13 preferred shares, Series 14 preferred shares were issuable upon conversion of the Series 13 preferred shares, subject to certain conditions, on previously set conversion dates. At the time of the redemption and cancellation of the Series 13 preferred shares, there were no Series 14 preferred shares outstanding.
26 | TC Energy Annual information form 2021

Credit ratings
Although TC Energy has not issued debt to the public, it has been assigned credit ratings by Moody's Investors Service, Inc. (Moody's), S&P Global Ratings (S&P) and Fitch Ratings Inc. (Fitch), and its outstanding preferred shares have also been assigned credit ratings by S&P, Fitch and DBRS Limited (DBRS). Moody's has assigned TC Energy an issuer rating of Baa2 with a stable outlook, S&P has assigned an issuer credit rating of BBB+ with a stable outlook, and Fitch has assigned a long-term issuer default rating of A- with a stable outlook. TC Energy does not presently intend to issue debt securities to the public in its own name and any future debt financing requirements are expected to continue to be funded primarily through its subsidiary, TCPL, and TransCanada Trust, a wholly-owned financing trust subsidiary of TCPL. The following table sets out the current credit ratings assigned to those outstanding classes of securities of the Company, TCPL and TransCanada Trust and certain related subsidiaries which have been rated by Moody's, S&P, Fitch and DBRS:

	Moody's	S&P	Fitch	DBRS
TCPL - Senior unsecured debt	Baa1	BBB+	A-	A (low)
TCPL - Junior subordinated notes	Baa2	BBB-	Not rated	BBB
TransCanada Trust - Subordinated trust notes	Baa3	BBB-	BBB	Not rated
TC Energy Corporation - Preferred shares	Not rated	P-2 (Low)	BBB	Pfd-2 (low)
Commercial paper (TCPL and TCPL guaranteed)	P-2	A-2	F2	R-1 (low)
Trend/ rating outlook	Stable	Stable	Stable	Stable
Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Credit ratings are not recommendations to purchase, hold or sell securities and do not address the market price or suitability of a specific security for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if, in its judgment, circumstances so warrant.
Each of the Company, TCPL, TransCanada Trust and certain of our other subsidiaries paid fees to each of Moody's, S&P, Fitch and DBRS for the credit ratings rendered in respect of their outstanding classes of securities noted above. In addition to annual monitoring fees for the Company and TCPL and their rated securities, additional payments are made in respect of other services provided in connection with various rating advisory services.
The information concerning our credit ratings relates to our financing costs, liquidity and operations. The availability and cost of our funding options may be affected by certain factors, including the global capital markets environment and outlook as well as our financial performance. Our access to capital markets for required capital at competitive rates is influenced by our credit rating and rating outlook, as determined by credit rating agencies such as Moody's, S&P, Fitch and DBRS. If our ratings were downgraded, TC Energy's financing costs and future debt issuances could be unfavourably impacted. A description of the rating agencies' credit ratings listed in the table above is set out below.
MOODY’S
Moody's has different rating scales for short- and long-term obligations. Numerical modifiers 1, 2 and 3 are appended to each rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and a modifier 3 indicates a ranking in the lower end of that generic rating category. The Baa1 rating assigned to TCPL's senior unsecured debt is in the fourth highest of nine rating categories for long-term obligations. Obligations rated Baa are judged to be medium-grade and are subject to moderate credit risk, and as such, may possess certain speculative characteristics. The Baa2 rating assigned to TCPL's junior subordinated notes and the Baa3 rating assigned to the TransCanada Trust subordinated trust notes, are in the fourth highest of nine rating categories for long-term obligations, with the junior subordinated notes ranking higher within the Baa rating category with a modifier of 2 as opposed to the modifier of 3 on the subordinated trust notes. The P-2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper programs is the second highest of four rating categories for short-term debt issuers. Issuers rated P-2 have a strong ability to repay short-term debt obligations.
TC Energy Annual information form 2021 | 27

S&P
S&P has different rating scales for short- and long-term obligations and Canadian preferred shares. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt is in the fourth highest of 10 rating categories for long-term obligations. A BBB rating indicates the obligor's capacity to meet its financial commitment is adequate; however, the obligation is more subject to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The BBB- rating assigned to TCPL’s junior subordinated notes and to the TransCanada Trust subordinated trust notes, is in the fourth highest of 10 rating categories for long-term debt obligations and the P-2 (Low) rating assigned to TC Energy’s preferred shares is the second highest of eight rating categories for Canadian preferred shares. The BBB- and P-2 (Low) ratings assigned to TCPL's junior subordinated notes, the TransCanada Trust subordinated trust notes and TC Energy's preferred shares indicate these obligations exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. TCPL's and TCPL guaranteed U.S. commercial paper programs are each rated A-2 which is the second highest of six rating categories for short-term debt issuers. Short-term debt issuers rated A-2 have satisfactory capacity to meet their financial commitments, however they are somewhat more susceptible to adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category.
FITCH
Fitch has different rating scales for short- and long-term obligations. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The A- rating assigned to TCPL's senior unsecured debt is in the third highest of 11 rating categories for long-term obligations. An A rating indicates that expectations of default risk are low and that the obligor's capacity to meet its financial commitment is strong; however, the obligation is somewhat more vulnerable to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The BBB rating assigned to the TransCanada Trust subordinated trust notes and TC Energy’s preferred shares is in the fourth highest of 11 rating categories for long-term obligations. A BBB rating indicates that expectations of default risk are low and that the capacity for payment of financial commitments is considered adequate, however, adverse economic conditions or adverse business conditions are more likely to impair the capacity of the obligor to meet its financial commitment on the obligation. The F2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper program is the second highest of seven rating categories for short-term debt issuers. Issuers rated F2 have good intrinsic capacity for timely payments of short-term debt obligations.
DBRS
DBRS has different rating scales for short- and long-term obligations and Canadian preferred shares. High or low grades are used to indicate the relative standing within all rating categories other than AAA and D and other than in respect of DBRS’ ratings of commercial paper and short-term debt, which utilize high, middle and low subcategories for its R-1 and R-2 rating categories. In respect of long-term debt and preferred share ratings, the absence of either a high or low designation indicates the rating is in the middle of the category. The A (low) rating assigned to TCPL's senior unsecured debt is in the third highest of 10 categories for long-term debt and indicates good credit quality. The capacity for the payment of financial obligations is substantial, but of lesser credit quality than that of higher rating categories. Long-term debt rated A may be vulnerable to future events but qualifying negative factors are considered manageable. The BBB rating assigned to junior subordinated notes is in the fourth highest of the 10 categories for long-term debt and indicates adequate credit quality. The capacity for the payment of financial obligations is considered acceptable, but may be vulnerable to future events. The Pfd-2 (low) rating assigned to TC Energy's preferred shares is in the second highest of six rating categories for preferred shares. Preferred shares rated Pfd-2 are generally of good credit quality. Protection of dividends and principal is still substantial; however, earnings, the balance sheet and coverage ratios are not as strong as Pfd-1 rated companies. In general, Pfd-2 ratings correspond with companies whose long-term debt is rated in the A category. The R-1 (low) rating assigned to TCPL's Canadian commercial paper program is in the third highest of 10 rating categories for short-term debt issuers and indicates good credit quality. The capacity for payment of short-term financial obligations as they fall due is substantial, although the overall strength is not as favourable as higher rating categories. Short-term debt rated R-1 (low) may be vulnerable to future events, but qualifying negative factors are considered manageable.
28 | TC Energy Annual information form 2021

Market for securities
TC Energy's common shares are listed on the TSX and the NYSE under the symbol TRP. The following table sets out our preferred shares listed on the TSX.

Type	Issue Date	Stock Symbol
Series 1 preferred shares	September 30, 2009	TRP.PR.A
Series 2 preferred shares	December 31, 2014	TRP.PR.F
Series 3 preferred shares	March 11, 2010	TRP.PR.B
Series 4 preferred shares	June 30, 2015	TRP.PR.H
Series 5 preferred shares	June 29, 2010	TRP.PR.C
Series 6 preferred shares	February 1, 2016	TRP.PR.I
Series 7 preferred shares	March 4, 2013	TRP.PR.D
Series 9 preferred shares	January 20, 2014	TRP.PR.E
Series 11 preferred shares	March 2, 2015	TRP.PR.G
Series 15 preferred shares	November 21, 2016	TRP.PR.K
The following tables set out the reported monthly high, low, and month end closing trading prices and monthly trading volumes of the common shares of TC Energy on the TSX and the NYSE, and the respective Series 1, 2, 3, 4, 5, 6, 7, 9, 11, 13 and 15 preferred shares on the TSX, for the periods indicated:
COMMON SHARES

Month	TSX (TRP)				NYSE (TRP)
	High ($)	Low ($)	Close ($)	Volume traded	High (US$)	Low (US$)	Close (US$)	Volume traded
December 2021	$60.99	$57.71	$58.83	116,558,117	$47.77	$44.77	$46.54	38,930,922
November 2021	$67.68	$59.61	$59.92	63,321,436	$54.71	$46.58	$46.91	34,642,447
October 2021	$68.20	$60.26	$66.95	116,092,860	$55.34	$47.73	$54.10	28,635,375
September 2021	$64.13	$59.94	$60.96	129,420,010	$50.71	$47.47	$48.09	37,024,025
August 2021	$61.44	$57.80	$59.90	39,210,208	$49.12	$44.83	$47.48	24,519,602
July 2021	$62.78	$59.34	$60.82	72,892,076	$50.39	$46.46	$48.73	22,859,123
June 2021	$65.44	$60.93	$61.34	128,638,936	$53.65	$49.21	$49.52	41,596,853
May 2021	$62.93	$59.63	$60.92	48,852,530	$51.92	$49.28	$51.06	29,318,491
April 2021	$61.26	$57.42	$60.81	100,124,398	$49.85	$45.63	$49.47	35,979,853
March 2021	$60.48	$53.40	$57.61	169,806,343	$48.07	$42.17	$45.75	79,102,586
February 2021	$58.11	$53.20	$53.30	48,495,888	$45.69	$41.89	$41.93	43,279,456
January 2021	$57.55	$51.26	$54.81	84,712,087	$45.61	$40.17	$42.93	49,067,319
TC Energy Corporate ATM program
In December 2020, we established a new ATM program that allows us to issue common shares from treasury having an aggregate gross sales price of up to $1.0 billion, or the U.S. dollar equivalent, to the public from time to time, at our discretion, at the prevailing market price when sold through the TSX, the NYSE, or any other applicable existing trading market for TC Energy common shares in Canada or the U.S. While not a component of our base funding plan, the ATM program, which is effective for a 25-month period, provides additional financial flexibility in support of our consolidated credit metrics and capital program and may be activated if, and as, deemed appropriate. No common shares were issued under the program in 2021 or 2020. Further information about our ATM program can be found in the Financial Condition - TC Energy Corporate ATM program section of the MD&A, which section of the MD&A is incorporated by reference herein.
TC Energy Annual information form 2021 | 29

PREFERRED SHARES

Month	Series 1	Series 2	Series 3	Series 4	Series 5	Series 6	Series 7	Series 9	Series 11	Series 13[4]	Series 15
December 2021
High	$18.83	$18.50	$14.45	$13.78	$15.99	$16.00	$21.75	$21.73	$24.24	—	$25.65
Low	$17.62	$16.30	$13.15	$12.80	$14.60	$13.67	$20.59	$20.39	$22.68	—	$25.14
Close	$18.83	$18.24	$14.45	$13.78	$15.99	$15.30	$21.60	$21.50	$24.23	—	$25.57
Volume Traded	120,365	46,846	51,770	20,219	120,682	8,292	157,797	172,266	92,435	—	228,948
November 2021
High	$20.20	$18.87	$14.99	$15.00	$16.60	$16.50	$22.60	$22.48	$24.72	—	$25.77
Low	$18.91	$18.23	$13.96	$13.54	$15.32	$15.15	$21.30	$21.11	$23.00	—	$25.15
Close	$18.95	$18.25	$13.99	$13.55	$15.51	$15.15	$21.30	$21.11	$23.41	—	$25.15
Volume Traded	118,535	74,852	220,511	25,100	149,783	15,263	127,016	135,023	108,447	—	226,844
October 2021
High	$20.08	$18.80	$14.81	$14.49	$16.34	$16.25	$22.55	$22.40	$24.81	—	$25.73
Low	$18.76	$17.00	$13.57	$13.16	$15.59	$14.99	$21.43	$21.10	$24.18	—	$25.56
Close	$20.08	$18.64	$14.81	$14.49	$16.34	$15.83	$22.55	$22.33	$24.73	—	$25.70
Volume Traded	134,019	32,973	171,780	18,127	309,787	6,400	305,581	154,955	93,003	—	259,325
September 2021
High	$18.91	$17.44	$13.70	$13.50	$15.70	$14.84	$21.45	$21.27	$24.24	—	$25.71
Low	$18.11	$16.27	$12.92	$12.50	$14.44	$14.36	$20.65	$20.52	$23.45	—	$25.34
Close	$18.83	$17.22	$13.60	$13.15	$15.48	$14.82	$21.44	$21.18	$24.04	—	$25.67
Volume Traded	193,221	50,340	165,365	15,933	182,520	3,522	165,672	338,729	91,068	—	391,511
August 2021
High	$19.99	$17.10	$13.50	$13.75	$15.29	$14.96	$21.46	$21.00	$24.08	—	$25.79
Low	$18.21	$16.40	$13.05	$12.70	$14.42	$13.95	$20.27	$20.07	$23.04	—	$25.42
Close	$18.60	$16.93	$13.26	$13.10	$14.67	$14.63	$21.13	$20.90	$23.85	—	$25.73
Volume Traded	168,613	75,100	69,320	21,620	314,121	6,446	198,315	105,124	88,296	—	384,428
July 2021
High	$19.13	$17.90	$13.86	$13.75	$15.30	$15.20	$21.19	$21.09	$24.25	—	$25.80
Low	$18.20	$16.54	$13.10	$12.06	$14.42	$13.65	$20.40	$20.01	$23.44	—	$25.40
Close	$18.84	$17.20	$13.50	$13.01	$15.25	$14.91	$21.19	$21.09	$23.88	—	$25.75
Volume Traded	184,503	44,755	89,137	16,300	175,831	2,877	344,818	286,203	358,985	—	219,123
June 2021
High	$19.54	$17.59	$14.41	$13.90	$15.77	$15.50	$22.18	$22.03	$24.24	—	$25.95
Low	$17.99	$16.51	$13.46	$12.80	$14.85	$14.00	$20.57	$20.53	$23.33	—	$25.41
Close	$18.79	$17.13	$13.56	$13.17	$15.08	$14.95	$20.57	$20.53	$23.70	—	$25.52
Volume Traded	624,480	38,908	64,920	16,435	275,574	15,793	228,877	161,717	280,885	—	773,498
May 2021
High	$18.31	$17.00	$14.02	$13.90	$15.18	$14.88	$21.55	$21.45	$23.45	$25.34	$25.82
Low	$17.04	$15.45	$12.99	$12.15	$14.23	$13.40	$19.30	$19.30	$22.10	$24.98	$25.35
Close	$18.06	$16.57	$13.96	$13.20	$15.18	$14.56	$21.55	$21.45	$23.34	$24.99	$25.69
Volume Traded	210,890	38,671	99,124	25,200	206,485	2,971	498,336	347,006	282,845	880,873	938,406
April 2021
High	$17.13	$16.14	$13.52	$12.90	$14.51	$14.25	$19.48	$19.78	$22.06	$25.32	$25.81
Low	$16.50	$15.22	$12.50	$11.62	$13.65	$12.99	$18.63	$18.48	$20.73	$25.25	$25.18
Close	$17.13	$15.55	$13.10	$12.35	$14.36	$13.61	$19.45	$19.38	$22.05	$25.32	$25.81
Volume Traded	413,994	345,460	512,184	30,499	113,486	5,136	321,806	186,429	152,441	1,046,286	552,717
March 2021
High	$17.42	$16.74	$12.83	$13.00	$14.15	$14.06	$19.75	$19.68	$21.44	$25.48	$25.71
Low	$15.40	$14.05	$11.59	$10.73	$12.87	$12.30	$18.50	$18.09	$19.93	$25.20	$25.07
Close	$16.84	$15.42	$12.50	$11.70	$13.58	$13.25	$19.05	$19.01	$20.85	$25.29	$25.30
Volume Traded	705,745	605,625	379,257	25,603	198,072	7,550	648,154	404,070	357,973	1,568,531	459,576
February 2021
High	$15.75	$14.47	$11.98	$11.68	$12.99	$12.55	$18.82	$18.39	$19.95	$25.50	$26.11
Low	$13.80	$12.17	$9.96	$8.92	$10.90	$10.51	$16.25	$15.92	$17.40	$25.15	$24.91
Close	$15.68	$14.15	$11.69	$10.95	$12.80	$12.26	$18.51	$18.20	$19.85	$25.25	$25.50
Volume Traded	548,196	125,963	542,852	64,489	270,794	12,404	357,991	341,923	193,909	327,955	949,173
January 2021
High	$13.98	$12.64	$10.48	$9.79	$11.34	$10.95	$16.69	$16.34	$18.08	$25.83	$25.39
Low	$13.15	$11.36	$9.43	$8.41	$10.41	$10.27	$14.93	$14.82	$16.80	$25.25	$24.80
Close	$13.89	$12.49	$10.01	$9.47	$10.95	$10.51	$16.30	$16.02	$17.37	$25.34	$24.95
Volume Traded	403,896	44,537	307,429	34,513	171,273	22,136	309,594	208,014	84,200	124,611	536,067
4 TC Energy's cumulative redeemable first preferred shares, Series 13, were listed on the TSX under the symbol TRP.PR.J until their redemption on May 31, 2021.
30 | TC Energy Annual information form 2021

Directors and officers
As of February 14, 2022, the directors and executive officers of TC Energy as a group beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of 370,174 common shares, constituting 0.04 per cent of the common shares of TC Energy. The Company collects this information from our directors and executive officers but otherwise we have no direct knowledge of individual holdings of TC Energy's securities.
DIRECTORS
The following table sets forth the names of the directors who serve on the Board as of February 14, 2022, together with their jurisdictions of residence, all positions and offices held by them with TC Energy, unless otherwise stated, their principal occupations or employment during the past five years and the year from which each director has continually served as a director of TC Energy. Positions and offices held with TC Energy are also held by such person at TCPL. Each director holds office until the next annual meeting or until his or her successor is earlier elected or appointed.

Name and place of residence	Principal occupation during the five preceding years	Director since
Stéphan Crétier Dubai, United Arab Emirates	Chairman, President and Chief Executive Officer (CEO), GardaWorld Security Corporation (GardaWorld) (private security services) and director of a number of GardaWorld’s direct and indirect subsidiaries, since 1999.	2017
Michael R. Culbert Calgary, Alberta Canada	Corporate director. Director, Precision Drilling Corporation (Precision) (oil and gas services) since December 2017. Director, Reserve Royalty Income Trust (private oil and gas royalty trust) from May 2017 to June 2021. Director, Enerplus Corporation (Enerplus) (oil and gas, exploration and production) from March 2014 to August 2020. Vice-Chair (Non-Executive) and Director, PETRONAS Canada Ltd. (PETRONAS) (oil and natural gas) from November 2016 to March 2020. Director and President, Pacific NorthWest LNG LP (PNW LNG LP) (liquified natural gas liquefaction and export facilities) from June 2012 to May 2017. Co-founder, Director, President and CEO, Progress Energy Ltd. (Progress Energy) (oil and gas, exploration and production) from November 2001 to November 2016.	2020
William D. Johnson Knoxville, Tennessee U.S.A.	Corporate director. President and CEO, Pacific Gas & Electric Corporation (PGE) (utilities) from May 2019 to June 2020. President and CEO, Tennessee Valley Authority (Tennessee Valley) (electricity) from January 2013 to May 2019.	2021
Susan C. Jones Calgary, Alberta Canada	Corporate director. Director, ARC Resources Ltd. (ARC) (previously Seven Generations Energy Ltd.) (oil and gas, exploration and production) since May 2020. Director, Gibson Energy Inc. (Gibson) (mid-stream oil-focused infrastructure company) from December 2018 to February 2020. Director, Canpotex Limited (Canpotex) (Canadian exporter of potash) from June 2018 to December 2019 (Chair of the Board from June 2019 to December 2019). Executive Vice-President and CEO of the Potash Business Unit, Nutrien Ltd. (Nutrien) (largest global underground soft-rock miner) from June 2018 to September 2019. Executive Advisor to the CEO, Nutrien, from October 2019 to December 2019. Executive Vice-President and CEO, Potash Unit, Nutrien, from June 2018 to September 2019. Executive Vice-President and President, Phosphate Unit, Nutrien, from January 2018 to May 2018. Chief Legal Officer, Agrium Inc. (agriculture) from March 2015 to December 2017.	2020
Randy Limbacher Houston, Texas U.S.A.	CEO, Meridian Energy, LLC (Meridian) (oil and gas exploration and production) since June 2017. Executive Vice-President of Strategy of Alta Mesa Resources, Inc. (Alta Mesa) (oil and gas, exploration and production) from September 2019 to May 2020. Director, CARBO Ceramics Inc. (CARBO) from July 2007 to July 2020. Interim President, Alta Mesa from January to September 2019. Vice Chairman and director, Samson Resources Corporation (Samson) (oil and gas exploration and production) from December 2015 to March 2017.	2018
John E. Lowe Houston, Texas U.S.A.	Non-executive Chair of the Board, Apache Corporation (Apache) (oil and gas) since May 2015. Director, Apache since July 2013. Director, Phillips 66 Company (energy infrastructure) since May 2012. Senior Executive Adviser at Tudor, Pickering, Holt & Co. LLC (energy investment and merchant banking) from September 2012 to August 2021.	2015
David MacNaughton Toronto, Ontario Canada	President, Palantir Canada (data integration and analytics software) since September 2019. Canada's Ambassador to the United States from March 2016 to August 2019.	2020
TC Energy Annual information form 2021 | 31

Name and place of residence	Principal occupation during the five preceding years	Director since
François L. Poirier Calgary, Alberta Canada[5]
President and CEO since January 2021. Chief Operating Officer (COO) and President, Power and Storage from September 2020 to December 2020. COO and President, Power and Storage and Mexico from January 2020 to September 2020. Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico from May 2019 to January 2020. Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy from January 2019 to May 2019. Executive Vice-President, Strategy and Corporate Development from February 2017 to December 2018. Senior Vice-President, Strategy and Corporate Development (Corporate Services Division), TCPL from October 2015 to January 2017.
		2021
Una Power Vancouver, British Columbia Canada	Corporate director. Director, Teck Resources Limited (Teck) (diversified mining) since April 2017. Director, The Bank of Nova Scotia (Scotiabank) (chartered bank) since April 2016. Director, Kinross Gold Corporation (gold producer) from April 2013 to May 2019. Director, Nexen Energy ULC (Nexen) (oil and gas, exploration and production) from February 2013 to March 2016.	2019
Mary Pat Salomone Naples, Florida U.S.A.	Corporate director. Director, Intertape Polymer Group (manufacturing) since November 2015. Director, Herc Rentals (equipment rental) from July 2016 to December 2021.	2013
Indira Samarasekera Vancouver, British Columbia Canada	Senior Advisor, Bennett Jones LLP (law firm) since September 2015. Director, Stelco Holdings Inc. (manufacturing) since May 2018. Director, Magna International Inc. (automotive manufacturing) since May 2014 and Scotiabank (chartered bank) since May 2008. Member, selection panel for Canada's outstanding CEO since 2013.	2016
D. Michael G. Stewart Calgary, Alberta Canada	Corporate director. Director, Bonterra Energy Corporation (Bonterra) (oil and gas, exploration and production) since March 2021. Director, Pengrowth Energy Corporation (Pengrowth) (oil and gas, exploration and production) from December 2010 to January 2020. Director, CES Energy Solutions Corp. (CES Energy) (oilfield services) from January 2010 to June 2019.	2006
Siim A. Vanaselja Toronto, Ontario Canada	Corporate director. Chair of the Board, TC Energy since May 2017. Director, Power Corporation (financial services) since May 2020. Director, Power Financial Corporation (financial services) since May 2018. Director, RioCan Real Estate Investment Trust (real estate) since May 2017. Director, Great-West Lifeco Inc. (financial services) since May 2014. Director, Maple Leaf Sports and Entertainment Ltd. (sports, property management) from August 2012 to June 2017.	2014
Thierry Vandal Mamaroneck, New York U.S.A.	President, Axium Infrastructure U.S., Inc. (Axium U.S.) (independent infrastructure fund management firm) and Director, Axium Infrastructure Inc. (Axium) since 2015. Director, Royal Bank of Canada (RBC) (chartered bank) since 2015. Member, International Advisory Board of École des Hautes Etudes Commerciales Montréal since October 2017.	2017
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
As of the date hereof, except as indicated below, no other director or executive officer of the Company is or was a director or officer of another company in the past 10 years that:
•was the subject of a cease trade or similar order, or an order denying that company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.
•was involved in an event that resulted in the company being subject to one of the above orders after the director or executive officer no longer held that role with the company, which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.
•while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.
In January 2019, PGE filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code as a result of claims arising from fires caused by PGE’s electrical equipment. Following discussions initiated by the PGE board of directors, Mr. Johnson agreed to serve as President and CEO throughout PGE’s bankruptcy process, beginning May 2, 2019, with the understanding that upon PGE’s emergence from bankruptcy he would resign from PGE. On July 1, 2020, PGE emerged from Chapter 11 bankruptcy, upon completing a restructuring process that was confirmed by the United States Bankruptcy Court on June 20, 2020. Mr. Johnson resigned as President and CEO of PGE on June 30, 2020.
5 As President and CEO of TC Energy, Mr. Poirier is not a member of any Board committees, but is invited to attend committee meetings as required.
32 | TC Energy Annual information form 2021

In September 2019, Alta Mesa and six affiliated debtors each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. In conjunction with the bankruptcy, Alta Mesa was subsequently delisted from NASDAQ in September 2019. Mr. Limbacher was Interim President of Alta Mesa from January to September 2019 and was Executive Vice-President of Strategy from September 2019 to May 2020.
In March 2020, CARBO filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. As part of the process, the company entered into an agreement with Wilks Brothers, LLC (Wilks Brothers) and Equify Financial, LLC under which Wilks Brothers acquired CARBO through a debt-for-equity exchange in July 2020. Mr. Limbacher was a director of CARBO from July 2007 to July 2020.
Samson filed a plan of reorganization in Delaware Bankruptcy Court in September 2015. Mr. Limbacher was the CEO of Samson from 2013 through 2015 and remained a director of Samson until it emerged from bankruptcy in March 2017.
No director or executive officer of the Company has within the past 10 years:
•become bankrupt
•made a proposal under any legislation relating to bankruptcy or insolvency
•become subject to or launched any proceedings, arrangement or compromise with any creditors, or
•had a receiver, receiver manager or trustee appointed to hold any of their assets.
No director or executive officer of the Company has been subject to:
•any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or
•any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
BOARD COMMITTEES
TC Energy has four committees of the Board: the Audit Committee, the Governance Committee, the Health, Safety, Sustainability and Environment Committee and the Human Resources Committee. As President and CEO of TC Energy, Mr. Poirier is not a member of any Board committees, but is invited to attend committee meetings as required.
The voting members of each of these committees, as of February 14, 2022, are identified below. Information about the Audit Committee can be found in this AIF under the heading Audit Committee.

Director	Audit Committee	Governance Committee	Health, Safety, Sustainability and Environment Committee	Human Resources Committee
Stéphan Crétier		✓		✓
Michael R. Culbert	✓		✓
William D. Johnson	✓			✓
Susan C. Jones	✓			✓
Randy Limbacher	✓		✓
John E. Lowe		Chair	✓
David MacNaughton		✓	✓
Una Power	Chair		✓
Mary Pat Salomone		✓	Chair
Indira Samarasekera		✓		✓
D. Michael G. Stewart	✓			✓
Siim A. Vanaselja (Chair)		✓		✓
Thierry Vandal	✓			Chair

TC Energy Annual information form 2021 | 33

OFFICERS
With the exception of Stanley G. Chapman, III, Corey N. Hessen and Patrick C. Muttart, all of the executive officers and corporate officers of TC Energy reside in Alberta, Canada. Positions and offices held with TC Energy are also held by such person at TCPL. As of the date hereof, the officers of TC Energy, their present positions within TC Energy, unless otherwise stated, and their principal occupations during the five preceding years are as follows:
Executive officers

Name	Present position held	Principal occupation during the five preceding years
François L. Poirier	President and Chief Executive Officer
Prior to January 2021, COO and President, Power and Storage. Prior to September 2020, COO and President, Power and Storage and Mexico. Prior to January 2020, Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico. Prior to May 2019, Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy. Prior to January 2019, Executive Vice-President, Strategy and Corporate Development. Prior to February 2017, Senior Vice-President, Strategy and Corporate Development (Corporate Services Division).

Stanley G. Chapman, III Texas, U.S.A.	Executive Vice-President and President, U.S. and Mexico Natural Gas Pipelines
Prior to September 2020, Executive Vice-President and President, U.S. Natural Gas Pipelines. Prior to April 2017, Senior Vice-President and General Manager, U.S. Natural Gas Pipelines (Natural Gas Pipelines Division).

Dawn E. de Lima	Executive Vice-President, Corporate Services	Prior to December 2020, Chief Shared Services Officer, TransAlta Corporation (TransAlta). Prior to February 2019, Chief Officer, Business and Operational Services, TransAlta. Prior to July 2018, Chief Administrative Officer, TransAlta.
Corey N. Hessen Maryland, U.S.A.	Executive Vice-President and President, Power, Storage and Origination
Prior to January 2022, Senior Vice-President and President, Power and Storage. Prior to January 2021, Senior Vice-President, Power & Storage (Power and Storage Division). Prior to September 2020, Senior Vice-President, Fuels, Exelon Corporation.

Joel E. Hunter	Executive Vice-President and Chief Financial Officer	Prior to August 2021, Senior Vice-President, Capital Markets. Prior to December 2017, Vice-President, Finance and Treasurer.
Patrick M. Keys	Executive Vice-President and General Counsel
Prior to September 2021, Executive Vice-President, Stakeholder Relations and General Counsel. Prior to May 2019, Senior Vice-President, Legal (Corporate Services Division). Prior to February 2019, Vice-President, Commercial West (Natural Gas Pipelines Division (Canada)). Prior to April 2017, Vice-President, Commercial West (Natural Gas Pipelines Division).

Jawad A. Masud	Senior Vice-President, Technical Centre	Prior to January 2022, Senior Vice-President, Operations and Project Execution (Natural Gas Pipelines Division (Canada)). Prior to April 2020, Vice-President, Commercial Services, Optimization & Design (Natural Gas Pipelines Division (Canada)). Prior to February 2018, Director, Commercial West Markets, Industry Collaboration and Rates.
Patrick C. Muttart Texas, U.S.A.	Senior Vice-President, Stakeholder Relations	Prior to September 2021, Director External Affairs, PMI Global Services.
Tracy A. Robinson	Executive Advisor
Prior to January 2022, Executive Vice-President and President, Canadian Natural Gas Pipelines. Prior to January 2019, Executive Vice-President, Canadian Natural Gas Pipelines. Prior to September 2018, Senior Vice-President, Canadian Natural Gas Pipelines. Prior to November 2017, Senior Vice-President, Canada (Natural Gas Pipelines Division (Canada)). Prior to April 2017, Senior Vice-President, Canada (Natural Gas Pipelines Division). Prior to March 2017, Vice-President, Supply Chain (Corporate Services Division).

Bevin M. Wirzba	Executive Vice-President, Strategy and Corporate Development and Group Executive, Canadian Natural Gas and Liquids Pipelines
Prior to January 2022, Executive Vice-President, Strategy and Corporate Development and President, Liquids Pipelines. Prior to June 2021, Executive Vice-President and President, Liquids Pipelines. Prior to August 2020, Senior Vice-President, Liquids Pipelines. Prior to January 2020, Senior Vice-President, Liquids Operations and Commercial (Liquids Pipelines Division). Prior to July 2019, Senior Vice-President, Business Development and Capital Markets, ARC.

34 | TC Energy Annual information form 2021

Corporate officers

Name	Present position held	Principal occupation during the five preceding years
Gloria L. Hartl	Vice-President, Risk Management	Prior to February 2019, Director, Corporate Planning. Prior to December 2017, Manager, Short-Term Planning & Forecasting.
Dennis P. Hebert	Vice-President, Taxation	Prior to June 2017, Vice-President, Tax and Insurance, Spectra Energy.
Jonathan E. Wrathall	Vice-President, Finance and Evaluations	Prior to July 2021, Director, Capital Markets. Prior to December 2020, Director, Corporate Planning. Prior to March 2019, Senior Manager, Capital Markets.
Nancy A. Johnson	Vice-President and Treasurer
Prior to January 2020, Vice-President, Strategy, Regulatory and Business Planning (Natural Gas Pipelines Division (Canada)). Prior to February 2019, Vice-President, Risk Management. Prior to June 2018, Director, Financial Reporting and Corporate Accounting. Prior to December 2017, Director, Corporate Planning and Evaluations.

Christine R. Johnston	Vice-President, Law and Corporate Secretary	Vice-President, Law and Corporate Secretary.
G. Glenn Menuz	Vice-President and Controller	Vice-President and Controller.
CONFLICTS OF INTEREST
Directors and officers of TC Energy and its subsidiaries are required to disclose any existing or potential conflicts in accordance with TC Energy's policies governing directors and officers and in accordance with the CBCA.
COBE covers potential conflicts of interest and requires that all employees, officers, directors and contract workers of TC Energy avoid situations that may result in a potential conflict.
In the event an employee, officer, director or contract worker finds themselves in a potential conflict situation, COBE stipulates that:
•the conflict should be reported; and
•the person should refrain from participation in any decision or action where there is a real or perceived conflict.
COBE also notes that employees and officers of TC Energy may not engage in outside business activities that are in conflict with or detrimental to the interests of TC Energy. The CEO and executive leadership team must receive Governance Committee consent for all outside business activities.
Under COBE, directors must also declare any material interest that he or she may have in a material contract or transaction and recuse himself or herself from related deliberations and approvals.
In addition to COBE, the directors and corporate officers of TC Energy are required to disclose any related parties and related party transactions in their annual directors and officers questionnaires. These questionnaires assist TC Energy in identifying and monitoring material related party transactions.
The Governance Committee reviews and approves any material related party transactions prior to the transaction occurring, and maintains oversight over material related party transactions following such approval.
There were no material conflicts of interests or related party transactions reported by the Board, CEO or the corporate officers, including the executive leadership team, in 2021.
TC Energy Annual information form 2021 | 35

Serving on other boards
The Board believes that it is important for it to be composed of qualified and knowledgeable directors. As a result, due to the specialized nature of the energy infrastructure business, some of our directors are associated with or sit on the boards of companies that ship natural gas or liquids through our pipeline systems. Transmission services on most of TC Energy’s pipeline systems in Canada and the U.S. are subject to regulation and, accordingly, we generally cannot deny transportation services to a creditworthy shipper. The Governance Committee monitors relationships among directors to ensure that business associations do not affect the Board’s performance.
The Board considers whether directors serving on the boards of, or acting as officers or in another similar capacity, for other entities including public and private companies, Crown corporations and other state-owned entities, and non-profit organizations pose any potential conflict. The Board reviews these relationships annually to determine that they do not interfere with any of our director’s ability to act in our best interests. If a director declares a material interest in any material contract or material transaction being considered at a meeting, the director is not present during the discussion and does not vote on the matter.
COBE requires employees to receive consent before accepting a directorship with an entity that is not an affiliate. The CEO and executive vice-presidents must receive the consent of the Governance Committee. All other employees must receive the consent of the Corporate Secretary or his or her delegate.
Affiliates
The Board oversees relationships between TC Energy and any affiliates to avoid any potential conflicts of interest.
Corporate governance
Our Board and management are committed to the highest standards of ethical conduct and corporate governance.
TC Energy is a public company listed on the TSX and the NYSE, and we recognize and respect rules and regulations in both Canada and the U.S.
Our corporate governance practices comply with the Canadian governance guidelines, which include the governance rules of the CBCA, TSX and Canadian Securities Administrators, including:
•National Instrument 52-110, Audit Committees
•National Policy 58-201, Corporate Governance Guidelines, and
•National Instrument 58-101, Disclosure of Corporate Governance Practices.
We also comply with the governance listing standards of the NYSE and the governance rules of the SEC that apply, in each case, to foreign private issuers.
Our governance practices comply with the NYSE standards for U.S. companies in all significant respects. As a non-U.S. company, we are not required to comply with most of the governance listing standards of the NYSE. As a foreign private issuer, however, we must disclose how our governance practices differ from those followed by U.S. companies that are subject to the NYSE standards. Our corporate governance practices do not significantly differ from those required to be followed by U.S. domestic issuers under the NYSE's listing standards. A summary of our governance practices compared to U.S. standards can be found on our website (www.tcenergy.com).
We benchmark our policies and procedures against major North American companies to assess our standards and we adopt best practices as appropriate. Some of our best practices are derived from the NYSE rules and comply with applicable rules adopted by the SEC to meet the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
36 | TC Energy Annual information form 2021

Audit Committee
The Audit Committee is responsible for assisting the Board in overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements. It is also responsible for overseeing and monitoring the internal accounting and reporting process and the process, performance and independence of our internal and external auditors. The charter of the Audit Committee can be found in Schedule B of this AIF.
RELEVANT EDUCATION AND EXPERIENCE OF MEMBERS
The members of the Audit Committee as of February 14, 2022 are Una Power (Chair), Michael R. Culbert, William D. Johnson, Susan C. Jones, Randy Limbacher, D. Michael G. Stewart and Thierry Vandal.
The Board believes that the composition of the Audit Committee reflects a high level of financial literacy and expertise. Each member of the Audit Committee has been determined by the Board to be independent and financially literate within the meaning of the definitions under Canadian and U.S. securities laws and the NYSE rules. In addition, the Board has determined that Ms. Power and Mr. Vandal are Audit Committee Financial Experts as that term is defined under U.S. securities laws. The Board has made these determinations based on the education and breadth and depth of experience of each member of the Audit Committee. The following is a description of the education and experience, apart from their respective roles as directors of TC Energy, of each member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.
Una Power (Chair)
Ms. Power earned a Bachelor of Commerce (Honours) degree from Memorial University and holds Chartered Professional Accountant, Chartered Accountant and Chartered Financial Analyst designations. She also serves on the board of directors and as audit committee Chair for both Teck and Scotiabank. Ms. Power was previously the Chief Financial Officer of Nexen, a former publicly traded oil and gas company that is now a wholly-owned subsidiary of CNOOC Limited, where she held various executive positions with responsibility for financial and risk management, strategic planning, budgeting, business development, energy marketing and trading, information technology and capital investment.
Michael R. Culbert
Mr. Culbert holds a Bachelor of Science degree in Business Administration from Emmanuel College in Boston, Massachusetts. He currently serves on the board of directors of Precision and is a member of its audit committee. He previously served as a director of Enerplus where he was also a member of the audit committee. He was a director and Vice Chair of PETRONAS, director and President of PNW LNG LP and former co-founder, director, President and CEO of Progress Energy.
William D. Johnson
Mr. Johnson holds a Juris Doctor degree (high honors) from the University of North Carolina School of Law and a Bachelor of Arts degree (history, summa cum laude) from Duke University in North Carolina. He recently served as President and CEO of PGE. Mr. Johnson also served as President and CEO of Tennessee Valley, as well as serving as Chairman, President and CEO of Progress Energy, Inc.
Susan C. Jones
Ms. Jones earned a Bachelor of Arts degree in Political Science and Hispanic Studies from the University of Victoria. She also holds a Bachelor of Laws degree from the University of Ottawa. She earned a Leadership Diploma from the University of Oxford and holds a Director Certificate from Harvard University. Ms. Jones serves as a director of ARC and was a member of the audit and finance committee of Seven Generations Energy Ltd. prior to its merger with ARC. She also serves as a director of Piedmont Lithium Limited. She previously served on the boards and as a member of the audit committees of Gibson and Canpotex, where she also served as Chair of the Board. Ms. Jones held an executive leadership role at Nutrien for 15 years, most recently as Executive Vice-President and CEO of the Potash Business Unit.
Randy Limbacher
Mr. Limbacher holds a Bachelor of Science degree from Louisiana State University. He is currently the CEO of Meridian. Mr. Limbacher previously served on the board of directors and audit committee for CARBO and was the Executive Vice-President and Interim President of Alta Mesa. He was previously the Chairman, President and CEO of Rosetta Resources, Inc. and President, CEO and Vice Chairman of Samson.
TC Energy Annual information form 2021 | 37

D. Michael G. Stewart
Mr. Stewart earned a Bachelor of Science in Geological Sciences with First Class Honours from Queen’s University. He currently serves on the board of directors of Bonterra and is a member of its audit committee. He previously served as a director of Pengrowth and CES Energy. He has also previously served on the board of directors of several other public companies and organizations and was on the audit committee and Chair of the audit committee of certain of those boards. Mr. Stewart held a number of senior executive positions with Westcoast Energy Inc. including Executive Vice-President, Business Development.
Thierry Vandal
Mr. Vandal earned a Bachelor of Engineering degree from École Polytechnique de Montréal and a Master of Business Administration in Finance from the École des Hautes Etudes Commerciale Montréal. He is the President of Axium U.S. and serves on the board of directors for Axium and on the international advisory boards of École des Hautes Études Commerciale Montréal and McGill University. He also serves on the board of directors for RBC where he was previously designated as RBC’s audit committee’s financial expert. Mr. Vandal previously served on the audit committee for Veresen Inc. and has over nine years’ experience of serving with Hydro-Québec where he also held the position of President and CEO.
PRE-APPROVAL POLICIES AND PROCEDURES
TC Energy's Audit Committee has adopted a pre-approval policy with respect to permitted non-audit services. Under the policy, the Audit Committee has granted pre-approval for specified non-audit services. For engagements of up to $250,000, approval of the Audit Committee Chair is required, and the Audit Committee is to be informed of the engagement at the next scheduled Audit Committee meeting. For all engagements of $250,000 or more, pre-approval of the Audit Committee is required. In all cases, regardless of the dollar amount involved, where there is a potential for a conflict of interest involving the external auditor to arise on an engagement, the Audit Committee must pre-approve the assignment.
To date, all non-audit services have been pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
EXTERNAL AUDITOR SERVICE FEES
The table below shows the services KPMG LLP provided during the last two fiscal years and the fees they invoiced us:

($ millions)	2021	2020

Audit fees	12.3	12.8
•audit of the annual consolidated financial statements
•services related to statutory and regulatory filings or engagements
•review of interim consolidated financial statements and information contained in various prospectuses and other securities offering documents
Audit-related fees	0.2	0.2
•French translation services
•services related to the audit of the financial statements of TC Energy pipeline abandonment trusts and certain post-retirement plans
Tax fees	0.9	1.1
•Canadian and international tax planning and tax compliance matters, including the review of income tax returns and other tax filings
All other fees	0.1	—
•ESG advisory services
Total fees	13.5	14.1
38 | TC Energy Annual information form 2021

Legal proceedings and regulatory actions
Legal proceedings, arbitrations and actions are part of doing business. While we cannot predict the final outcomes of proceedings and actions with certainty, management does not expect any current or potential proceeding or action to have a material impact on our consolidated financial position or results of operations.
Transfer agent and registrar
TC Energy's transfer agent and registrar is Computershare Investor Services, Inc. with its Canadian transfer facilities in the cities of Vancouver, Calgary, Toronto, Halifax and Montréal.
Material contracts
TC Energy did not enter into any material contracts outside the ordinary course of business during the year ended December 31, 2021, nor has it entered into any material contracts outside the ordinary course of business prior to the year ended December 31, 2021 which are still in effect as at the date of this AIF.
Interest of experts
KPMG LLP are the auditors of TC Energy and have confirmed with respect to TC Energy that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to TC Energy under all relevant U.S. professional and regulatory standards.
Additional information
1.Additional information in relation to TC Energy may be found under TC Energy's profile on SEDAR (www.sedar.com).
2.Additional information including directors' and officers' remuneration and indebtedness, principal holders of TC Energy's securities and securities authorized for issuance under equity compensation plans (all where applicable), is contained in TC Energy's Management Information Circular for its most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from the Corporate Secretary of TC Energy.
3.Additional financial information is provided in TC Energy's audited consolidated financial statements and MD&A for its most recently completed financial year.
TC Energy Annual information form 2021 | 39

Glossary

Units of measure
Bcf	Billion cubic feet
hp	horsepower
km	Kilometres
MMcf/d	Million cubic feet per day
MW	Megawatt(s)
MWh	Megawatt hours
TJ/d	Terajoules per day

General terms and terms related to our operations
ATM	An at-the-market program allowing us to issue common shares from treasury at the prevailing market price
B.C.	British Columbia
bitumen	A thick, heavy oil that must be diluted to flow (also see: diluent). One of the components of the oil sands, along with sand, water and clay
diluent	A thinning agent made up of organic compounds. Used to dilute bitumen so it can be transported through pipelines
DRP	Dividend Reinvestment and Share Purchase Plan
ESG	Environmental, social and governance
force majeure	Unforeseeable circumstances that prevent a party to a contract from fulfilling it
GHG	Greenhouse gas
investment base	Includes rate base as well as assets under construction
LNG	Liquefied natural gas
MCR	major component replacement
rate base	Average assets in service, working capital and deferred amounts used in setting of regulated rates
WCSB	Western Canada Sedimentary Basin
Year End	Year ended December 31, 2021

Accounting terms
GAAP	U.S. generally accepted accounting principles
ROE	Return on common equity

Government and regulatory bodies terms
AER	Alberta Energy Regulator
BCEAO	Environmental Assessment Office (British Columbia)
CBCA	Canada Business Corporations Act
CER	Canadian Energy Regulator (formerly the National Energy Board (Canada))
CFE	Comisión Federal de Electricidad (Mexico)
CRE	Comisión Reguladora de Energía (Mexico)
DOS	U.S. Department of State
FERC	Federal Energy Regulatory Commission (U.S.)
IESO	Independent Electricity System Operator
NEB	National Energy Board (Canada)
NYSE	New York Stock Exchange
OGC	Oil and Gas Commission (British Columbia)
PHMSA	Pipeline and Hazardous Materials Safety and Administration
SEC	U.S. Securities and Exchange Commission
TSX	Toronto Stock Exchange

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Schedule A
METRIC CONVERSION TABLE
The conversion factors set out below are approximate factors. To convert from Metric to Imperial multiply by the factor indicated. To convert from Imperial to Metric divide by the factor indicated.

Metric	Imperial	Factor
Kilometres	Miles	0.62
Millimetres	Inches	0.04
Gigajoules	Million British thermal units	0.95
Cubic metres*	Cubic feet	35.3
Kilopascals	Pounds per square inch	0.15
Degrees Celsius	Degrees Fahrenheit	to convert to Fahrenheit multiply by 1.8, then add 32 degrees; to convert to Celsius subtract 32 degrees, then divide by 1.8
*The conversion is based on natural gas at a base pressure of 101.325 kilopascals and at a base temperature of 15 degrees Celsius.
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Schedule B
CHARTER OF THE AUDIT COMMITTEE
1.    PURPOSE
The Audit Committee shall assist the Board of Directors (the Board) in overseeing and monitoring, among other things, the:
•Company’s financial accounting and reporting process;
•integrity of the financial statements;
•Company’s internal control over financial reporting;
•external financial audit process;
•compliance by the Company with legal and regulatory requirements; and
•independence and performance of the Company’s internal and external auditor.
To fulfill its purpose, the Audit Committee has been delegated certain authorities by the Board that it may exercise on behalf of the Board.
2.    ROLES AND RESPONSIBILITIES
I.    Appointment of the Company’s External Auditor
Subject to confirmation by the external auditor of their compliance with Canadian and U.S. regulatory registration requirements, the Audit Committee shall recommend to the Board the appointment of the external auditor, such appointment to be confirmed by the Company’s shareholders at each annual meeting. The Audit Committee shall also recommend to the Board the compensation to be paid to the external auditor for audit services. The Audit Committee shall also be directly responsible for the oversight of the work of the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor shall report directly to the Audit Committee.
The Audit Committee shall review and approve the audit plan of the external auditor. The Audit Committee shall also receive periodic reports from the external auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non‑audit services is compatible with maintaining the auditor’s independence and take appropriate action to satisfy itself of the independence of the external auditor.
II.    Oversight in Respect of Financial Disclosure
The Audit Committee shall, to the extent it deems it necessary or appropriate:
(a)    review, discuss with management and the external auditor and recommend to the Board for approval, the Company’s audited annual consolidated financial statements, annual information form, management’s discussion and analysis (MD&A), all financial information in prospectuses and other offering memoranda, financial statements required by securities regulators, all prospectuses and all documents which may be incorporated by reference into a prospectus, including, without limitation, the annual management information circular, but excluding any pricing or prospectus supplement relating to the issuance of debt securities of the Company;
(b)    review, discuss with management and the external auditor and approve, the release to the public of the Company’s interim reports, including the consolidated financial statements, MD&A and news releases on quarterly financial results;
(c)    review and discuss with management and the external auditor the use of non-GAAP information and the applicable reconciliation;
(d)    review and discuss with management any financial outlook or future-oriented financial information disclosure in advance of its public release; provided, however, that such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit
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Committee need not discuss in advance each instance in which the Company may provide financial projections or presentations to credit rating agencies;
(e)    review with management and the external auditor major issues regarding accounting policies and auditing practices, including any significant changes in the Company’s selection or application of accounting policies, as well as major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements;
(f)    review and discuss quarterly findings reports from the external auditor on:
(i)    all critical accounting policies and practices to be used;
(ii)    all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor;
(iii)    other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences;
(g)    review with management and the external auditor the effect of regulatory and accounting developments on the Company’s financial statements;
(h)    review with management and the external auditor the effect of any off-balance sheet structures on the Company’s financial statements;
(i)    review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or contingency, including arbitration and tax assessments, that could have a material effect upon the financial position of the Company, and the manner in which these matters have been disclosed in the financial statements;
(j)    review disclosures made to the Audit Committee by the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during their certification process for the periodic reports filed with securities regulators about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;
(k)    discuss with management the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;
III.    Oversight in Respect of Legal and Regulatory Matters
(a)    review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;.
IV.    Oversight in Respect of Internal Audit
(a)    review and approve the audit plans of the internal auditor of the Company including the degree of coordination between such plans and those of the external auditor and the extent to which the planned audit scope can be relied upon to detect weaknesses in internal control, fraud or other illegal acts;
(b)    review the significant findings prepared by the internal audit department and recommendations issued by it or by any external party relating to internal audit issues, together with management’s response thereto;
(c)    review compliance with the Company’s policies and avoidance of conflicts of interest;
(d)    review the report prepared by the internal auditor on officers’ expenses and aircraft usage;
(e)    review the adequacy of the resources of the internal auditor to ensure the objectivity and independence of the internal audit function, including reports from the internal audit department on its audit process with subsidiaries and affiliates;
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(f)    ensure the internal auditor has access to the Chair of the Audit Committee, the Board and the CEO and meet separately with the internal auditor to review with him or her any problems or difficulties he or she may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the internal audit;
(iii)     the internal audit department responsibilities, budget and staffing;
and to report to the Board on such meetings;
V.    Oversight in Respect of the External Auditor
(a)    review any letter, report or other communication from the external auditor in respect of any identified weakness in internal control or unadjusted difference and management’s response and follow‑up, inquire regularly of management and the external auditor of any significant issues between them and how they have been resolved, and intervene in the resolution if required;
(b)    receive and review annually the external auditor’s formal written statement of independence delineating all relationships between itself and the Company;
(c)    meet separately with the external auditor to review any problems or difficulties the external auditor may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the audit;
and to report to the Board on such meetings;
(d)    meet with the external auditor prior to the audit to review the planning and staffing of the audit;
(e)    receive and review annually the external auditor's written report on their own internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, and any steps taken to deal with such issues;
(f)    review and evaluate the external auditor, including the lead partner of the external auditor team;
(g)    ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, but at least every five years;
VI.    Oversight in Respect of Audit and Non‑Audit Services
(a)    pre-approve all audit services (which may entail providing comfort letters in connection with securities underwritings) and all permitted non‑audit services, other than non‑audit services where:
(i)    the aggregate amount of all such non‑audit services provided to the Company that were not pre-approved constitutes not more than five percent of the total fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the non‑audit services are provided;
(ii)    such services were not recognized by the Company at the time of the engagement to be non‑audit services; and
(iii)    such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.
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(b)    approval by the Audit Committee of a non‑audit service to be performed by the external auditor shall be disclosed as required under securities laws and regulations;
(c)    the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals required by this subsection. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the Audit Committee at its first scheduled meeting following such pre-approval; and
(d)    if the Audit Committee approves an audit service within the scope of the engagement of the external auditor, such audit service shall be deemed to have been pre-approved for purposes of this subsection.
VII.    Oversight in Respect of Certain Policies
(a)    review and recommend to the Board for approval the implementation of, and significant amendments to, policies and program initiatives deemed advisable by management or the Audit Committee with respect to the Company’s code of business ethics (COBE), risk management and financial reporting policies;
(b)    obtain reports from management, the Company’s senior internal auditing executive and the external auditor and report to the Board on the status and adequacy of the Company’s efforts to ensure its businesses are conducted and its facilities are operated in an ethical, legally compliant and socially responsible manner, in accordance with the Company’s COBE;
(c)    establish a non‑traceable, confidential and anonymous system by which callers may ask for advice or report any ethical or financial concern, ensure that procedures for the receipt, retention and treatment of complaints in respect of accounting, internal controls and auditing matters are in place, and receive reports on such matters as necessary;
(d)    annually review and assess the adequacy of the Company’s public disclosure policy; and
(e)    review and approve the Company’s hiring policy for partners, employees and former partners and employees of the present and former external auditor (recognizing the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the external auditor during the preceding one-year period) and monitor the Company’s adherence to the policy.
VIII.    Oversight in Respect of Financial Aspects of the Company’s Canadian Pension Plans (the Company’s pension plans), specifically:
(a)review and approve annually the Statement of Investment Beliefs for the Company’s pension plans;
(b)delegate the ongoing administration and management of the financial aspects of the Canadian pension plans to the Pension Committee comprised of members of the Company’s management team appointed by the Human Resources Committee, in accordance with the Pension Committee Charter, which terms shall be approved by both the Audit Committee and the Human Resources Committee, and the terms of the Statement of Investment Beliefs;
(c)monitor the financial management activities of the Pension Committee and receive updates at least annually from the Pension Committee on the investment of the Plan assets to ensure compliance with the Statement of Investment Beliefs;
(d)    provide advice to the Human Resources Committee on any proposed changes in the Company’s pension plans in respect of any significant effect such changes may have on pension financial matters;
(e)    review and consider financial and investment reports and the funded status relating to the Company’s pension plans and recommend to the Board on pension contributions;
(f)    receive, review and report to the Board on the actuarial valuation and funding requirements for the Company’s pension plans;
(g)    approve the initial selection or change of actuary for the Company’s pension plans; and
(h)    approve the appointment or termination of the pension plans’ auditor.
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IX.    U.S. Stock Plans
(a)    review and approve the engagement and related fees of the auditor for any plan of a U.S. subsidiary that offers Company stock to employees as an investment option under the plan.
X.    Oversight in Respect of Internal Administration
(a)    review annually the reports of the Company’s representatives on certain audit committees of subsidiaries and affiliates of the Company and any significant issues and auditor recommendations concerning such subsidiaries and affiliates; and
(b)    oversee succession planning for the senior management in finance, treasury, tax, risk, internal audit and the controllers’ group.
XI.    Information Security
(a)review quarterly, the report of the Chief Information Officer (or such other appropriate Company representative) on information security controls, education and awareness.
XII.    Oversight Function
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor. The Audit Committee, its Chair and any of its members who have accounting or related financial management experience or expertise, are members of the Board, appointed to the Audit Committee to provide broad oversight of the financial disclosure, financial risk and control related activities of the Company, and are specifically not accountable nor responsible for the day to day operation of such activities. Although designation of a member or members as an “audit committee financial expert” is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Audit Committee, designation as an “audit committee financial expert” does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation. Rather, the role of any audit committee financial expert, like the role of all Audit Committee members, is to oversee the process and not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure.
3.    COMPOSITION OF AUDIT COMMITTEE
The Audit Committee shall consist of three or more directors, a majority of whom are resident Canadians (as defined in the Canada Business Corporations Act), and all of whom are unrelated and/or independent for the purposes of applicable Canadian and United States securities law and applicable rules of any stock exchange on which the Company's securities are listed. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise (as those terms are defined from time to time under the requirements or guidelines for audit committee service under securities laws and the applicable rules of any stock exchange on which the Company’s securities are listed for trading or, if it is not so defined, as that term is interpreted by the Board in its business judgment).
4.    APPOINTMENT OF AUDIT COMMITTEE MEMBERS
The members of the Audit Committee shall be appointed by the Board from time to time on the recommendation of the Governance Committee and shall hold office until the next annual meeting of shareholders or until their successors are earlier appointed or until they cease to be directors of the Company.
5.    VACANCIES
Where a vacancy occurs at any time in the membership of the Audit Committee, it may be filled by the Board on the recommendation of the Governance Committee.
6.    AUDIT COMMITTEE CHAIR
The Board shall appoint a Chair of the Audit Committee who shall:
(a)    review and approve the agenda for each meeting of the Audit Committee and, as appropriate, consult with members of management;
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(b)    preside over meetings of the Audit Committee;
(c)    make suggestions and provide feedback from the Audit Committee to management regarding information that is or should be provided to the Audit Committee;
(d)    report to the Board on the activities of the Audit Committee relative to its recommendations, resolutions, actions and concerns; and
(e)    meet as necessary with the internal and external auditor.
7.    ABSENCE OF AUDIT COMMITTEE CHAIR
If the Chair of the Audit Committee is not present at any meeting of the Audit Committee, one of the other members of the Audit Committee present at the meeting shall be chosen by the Audit Committee to preside at the meeting.
8.    SECRETARY OF AUDIT COMMITTEE
The Corporate Secretary shall act as Secretary to the Audit Committee.
9.    MEETINGS
The Chair, or any two members of the Audit Committee, or the internal auditor, or the external auditor, may call a meeting of the Audit Committee. The Audit Committee shall meet at least quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the external auditor in separate executive sessions.
10.    QUORUM
A majority of the members of the Audit Committee, present in person or by telephone or other telecommunication device that permit all persons participating in the meeting to speak to each other, shall constitute a quorum.
11.    NOTICE OF MEETINGS
Notice of the time and place of every meeting shall be given in writing, facsimile communication or by other electronic means to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting. Attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.
12.    ATTENDANCE OF COMPANY OFFICERS AND EMPLOYERS AT MEETING
At the invitation of the Chair of the Audit Committee, one or more officers or employees of the Company may attend any meeting of the Audit Committee.
13.    PROCEDURE, RECORDS AND REPORTING
The Audit Committee shall fix its own procedure at meetings, keep records of its proceedings and report to the Board when the Audit Committee may deem appropriate but not later than the next meeting of the Board.
14.    REVIEW OF CHARTER AND EVALUATION OF AUDIT COMMITTEE
The Audit Committee shall review its Charter annually or otherwise, as it deems appropriate and, if necessary, propose changes to the Governance Committee and the Board. The Audit Committee shall annually review the Audit Committee’s own performance.
15.    OUTSIDE EXPERTS AND ADVISORS
The Audit Committee is authorized, when deemed necessary or desirable, to retain and set and pay the compensation for independent counsel, outside experts and other advisors, at the Company’s expense, to advise the Audit Committee or its members independently on any matter.
16.    RELIANCE
Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons or organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations and (iii) representations made by management and the external auditor, as to any information technology, internal audit and other non-audit services provided by the external auditor to the Company and its subsidiaries.
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